UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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☐	Soliciting Material Under Rule 14a-12

SUNTRUST BANKS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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2019

Notice of Annual Meeting and Proxy Statement

SunTrust

March 8, 2019

Fellow Owners:

One of my most important obligations is to oversee the work that our company does to execute on its purpose of Lighting the Way to Financial Well-Being while also deploying our owners’ capital and delivering consistently improving financial results.

I am proud of the strong financial performance that SunTrust delivered in 2018 and the value we created for our owners. In 2018, we continued our focus on growing the earnings of the company, improving our efficiency and increasing our capital returns to owners. Our progress in these areas is the result of our consistent long-term strategy, which involves, among other things, three key points of emphasis: (1) investing in technology and growth, (2) improving efficiency, and (3) optimizing the balance sheet and enhancing returns.

At SunTrust, leadership starts with your Board of Directors, which remains very focused on the Company’s strategic initiatives to strengthen financial performance and in turn foster long-term sustainable growth for our clients and owners. We are extremely fortunate to benefit from their wisdom, experience, expertise and dedication. Together, we will also remember and benefit from the outstanding service of Dr. Phail Wynn, Jr., our fellow director and friend who passed away unexpectedly last year. It is with the utmost honor that I want to recognize him here.

I am also grateful for each of our executive officers who provides their industry-leading expertise and strong leadership to our 23,000 teammates, each of whom was critical to SunTrust’s success in 2018.

On February 7th, we announced a merger of equals with BB&T. We are excited about the opportunities that we believe this transaction will provide for both companies, and we will be calling a separate special meeting in the future to allow shareholders to consider matters related to that transaction. While this merger of equals remains pending, however, we are continuing our purpose of Lighting the Way to Financial Well-Being, which includes engaging with our shareholders through our 2019 annual shareholders meeting.

I hope to see you at our 2019 annual meeting of shareholders on Tuesday, April 23, 2019 in Atlanta. Whether or not you plan to attend the meeting, please vote as promptly as possible to make sure your vote is counted. Every shareholder vote is important.

Sincerely,

William H. Rogers, Jr.

Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE:	Tuesday,April 23, 2019
TIME:	9:30A.M. Local Time
PLACE:	Suite105 on the Atrium level of SunTrust Plaza Garden Offices, 303 Peachtree Center Avenue, Atlanta, Georgia

To the Shareholders of SunTrust Banks, Inc.

The Annual Meeting of Shareholders of SunTrust Banks, Inc. will be held in Suite 105 on the Atrium level of SunTrust Plaza Garden Offices, 303 Peachtree Center Avenue, Atlanta, Georgia, 30308 on Tuesday, April 23, 2019, at 9:30 a.m. local time, for the following purposes:

1.	To elect 10 directors nominated by the Board of Directors to serve until the next annual meeting of shareholders and until their respective successors have been elected,

2.	To approve, on an advisory basis, the Company’s executive compensation, and

3.	To ratify the appointment of Ernst & Young LLP as our independent auditor for 2019.

Only shareholders of record at the close of business on February 13, 2019 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

This meeting does not relate to the Special Meeting of Shareholders that will be held in connection with our pending merger of equals with BB&T. A separate proxy statement will be delivered, and a separate Special Meeting of Shareholders will be held, in connection with the pending merger.

For your convenience, we will offer a listen-only, audio webcast of the meeting. To listen to the webcast, please go to investors.suntrust.com shortly before the meeting time and follow the instructions provided. If you miss the meeting, you may listen to a replay of the webcast on our Investor Relations website beginning the afternoon of April 23. Please note that you will not be able to vote your shares via the webcast. If you plan to listen to the webcast, please submit your vote using one of the methods described below prior to the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Ellen M. Fitzsimmons, General Counsel and Corporate Secretary

March 8, 2019

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 23, 2019. The 2019 Proxy Statement and the 2018 Annual Report to Shareholders for the year ended December 31, 2018 are also available at www.proxydocs.com/sti. In addition, SunTrust will provide to any shareholder a copy of our 2018 Annual Report on Form 10-K, including complete audited financial statements, free of charge upon written request addressed to SunTrust Banks, Inc., Attention: Investor Relations, P.O. Box 4418, Mail Code 645, Atlanta, GA 30302-4418. Our Annual Report on Form 10-K is also available on our Investor Relations website at investors.suntrust.com.

IMPORTANT NOTICE: Whether or not you plan to attend the Annual Meeting, please vote your shares: (1) via a toll-free telephone call, (2) via the internet, or (3) if you received a paper copy of this Proxy Statement, by completing, signing, dating and returning the enclosed proxy card as soon as possible in the postage paid envelope provided. If you hold shares of common stock through a broker or other nominee, your broker or other nominee will vote your shares for you if you provide instructions on how to vote your shares. In the absence of instructions, your broker can only vote your shares on certain limited matters but will not be able to vote your shares on other matters (including the election of directors). It is important that you provide voting instructions because brokers and other nominees do not generally have authority to vote your shares for the election of directors without instructions from you.

Voting can be completed in one of four ways:

online at www.investorvote.com/STI	returning the proxy card BY MAIL
calling toll-free from the United States, U.S. territories and Canada at 1-800-652-VOTE (8683)	or attending the meeting to vote IN PERSON

PROXY SUMMARY	1

Proxy Statement and Solicitation	1

NOMINEES FOR DIRECTORSHIP (ITEM 1)	3

Board Committees and Attendance	9
Membership by Director	9

Membership by Committee	10
2018 Director Compensation	12

CORPORATE GOVERNANCE	14

EXECUTIVE OFFICERS	23

EXECUTIVE COMPENSATION	25

Compensation Discussion and Analysis	25
Compensation Committee Report	38
2018 Summary Compensation Table	39
2018 Grants of Plan-Based Awards	40
Outstanding Equity Awards at December 31, 2018	41
2018 Pension Benefits Table	42

2018 Nonqualified Deferred Compensation Table	44
2018 Potential Payments Upon Termination or Change in Control	45
Option Exercises and Stock Vested in 2018	47
Equity Compensation Plans	48
2018 CEO Pay Ratio Disclosure	48

ADVISORY VOTE ON EXECUTIVE COMPENSATION (ITEM 2)	50

RATIFICATION OF INDEPENDENT AUDITOR (ITEM 3)	53

Audit Fees and Related Matters	51
Audit and Non-Audit Fees	51
Audit Committee Policy for Pre-Approval of Independent Auditor Services	52

Ratification of Independent Auditor	53
Audit Committee Report	53

STOCK OWNERSHIP OF DIRECTORS, MANAGEMENT, AND PRINCIPAL SHAREHOLDERS	54

OTHER INFORMATION	55

Webcast of Annual Meeting	55
Record Date and Shares Outstanding	55
Voting Your Shares	55
Quorum and Voting	55

Shareholder Proposals for Next Year’s Meeting	55
Attending the Meeting and Other Matters	56
Householding	56
Appendix A - Non-GAAP Reconciliations	57

SunTrust Banks, Inc. - 2019 Proxy Statement

SUNTRUST BANKS, INC.

303 PEACHTREE STREET, N.E.

ATLANTA, GEORGIA 30308

PROXY STATEMENT

The following summary is intended to provide a broad overview of the items that you will find elsewhere in this Proxy Statement. As this is only a summary, we encourage you to read the entire Proxy Statement for more information about these topics prior to voting.

2019 Annual Meeting of Shareholders

Date and Time:	April 23, 2019 at 9:30 AM
Place:	SunTrust Plaza Garden Offices, 303 Peachtree Center Avenue, Suite 105, Atlanta, Georgia 30308
Record Date:	February 13, 2019
Audio Webcast:	investors.suntrust.com

How to Vote:

online at www.investorvote.com/STI	returning the proxy card BY MAIL
calling toll-free from the United States, U.S. territories and Canada at 1-800-652-VOTE (8683)	or attending the meeting to vote IN PERSON

SunTrust at a Glance

General[1]	Governance	Compensation

• 1,218full-service branches • $216billion total assets • 23,453teammates[2] • NYSE:STI

• all independent directors other than CEO

• lead independent director

• all directors elected annually

• majority vote standard in bylaws

• Board adopted proxy access bylaw in October 2018

• average director nominee tenure is 3.8 years

• strong clawback policies • share ownership and retention requirements • 84% of NEO target compensation is at risk • double-triggers required for Change- in-Control severance • no tax gross-ups

[1]	as of December 31, 2018.

[2]	full-time and part-time employees

Proxy Statement and Solicitation

The enclosed proxy is solicited on behalf of the Board of Directors of SunTrust Banks, Inc. in connection with the Annual Meeting of Shareholders of SunTrust to be held in Suite 105 on the Atrium level of SunTrust Plaza Garden Offices, 303 Peachtree Center Avenue, Atlanta, Georgia 30308, on Tuesday, April 23, 2019, at 9:30 a.m. local time. We are first mailing this proxy statement and the enclosed proxy to our shareholders on or about March 8, 2019. We will bear the cost of soliciting proxies. SunTrust has retained Georgeson LLC to assist in the solicitation of proxies for a fee of $10,000 plus expenses. Proxies may also be solicited by our employees. Proxies may be solicited in person, by physical and electronic mail, and by telephone call.

SunTrust Banks, Inc. - 2019 Proxy Statement	1

Proxy Summary

Meeting Agenda and Voting Recommendation

Proposal	Board’s Recommendation	Page Reference
1. Election of 10 Directors	FOR EACH	3
2. Advisory Vote To Approve Executive Compensation	FOR	50
3. Ratification of Independent Auditor	FOR	53

Director Nominees (Proposal No. 1, page 3)

Each director nominee is elected annually by a majority of votes cast. See pages 3-4 of this proxy statement for more information about the nominees.

Director	Age	Since	Tenure	Independent	Committees
Agnes Bundy Scanlan	61	2017	2	✓	GN, RC
Dallas S. Clement	53	2015	3	✓	AC*, EC, GN
Paul D. Donahue	62	nominee	0	✓	to be determined
Paul R. Garcia	66	2014	4	✓	AC, CC*, EC
Donna S. Morea	64	2012	6	✓	CC, EC, RC*
David M. Ratcliffe	70	2011	7	✓	CC, EC, GN*
William H. Rogers, Jr.	61	2011	7	CEO	EC*
Frank P. Scruggs, Jr.	67	2013	5	✓	CC, RC
Bruce L. Tanner	60	2015	3	✓	GN, RC
Steven C. Voorhees	64	2018	1	✓	AC, CC

AC	Audit Committee	GN	Governance and Nominating Committee
CC	Compensation Committee	RC	Risk Committee
EC	Executive Committee	*	Committee Chair

Advisory Vote to Approve Executive Compensation (Proposal No. 2, page 50)

Our shareholders have the opportunity to cast a non-binding advisory vote to approve our executive compensation. We recommend that you review our Compensation Discussion and Analysis, which begins on page 25, for a description of the actions and decisions of the Compensation Committee of the Board during 2018 regarding our compensation programs, as well as the accompanying compensation tables and related narrative disclosures. We are pleased that last year our shareholders approved our executive compensation by more than 97% of votes cast.

The Board of Directors recommends a vote FOR the proposal.

Ratification of the Independent Auditor (Proposal No. 3, page 53)

Ernst & Young LLP has served as the Company’s independent registered public accounting firm since 2007. Shareholders are being asked to ratify the appointment of Ernst & Young by the Audit Committee for 2019.

The Board of Directors recommends a vote FOR the proposal.

2	SunTrust Banks, Inc. - 2019 Proxy Statement

Nominees for Directorship (Item 1)

Nominees for Directorship (Item 1)

Upon the recommendation of its Governance and Nominating Committee, the Board nominated the following 10 persons for election as directors at the Annual Meeting of Shareholders in 2019: Agnes Bundy Scanlan, Dallas S. Clement, Paul D. Donahue, Paul R. Garcia, Donna S. Morea, David M. Ratcliffe, William H. Rogers, Jr., Frank P. Scruggs, Jr., Bruce L. Tanner, and Steven C. Voorhees. Each of the 10 persons nominated for election, if elected, is expected to serve until next year’s Annual Meeting of Shareholders and until his or her successor is elected and qualified. If, at the time of the Annual Meeting, any of the nominees should be unable or decline to serve as a director, the proxies are authorized to be voted for such substitute nominee or nominees as the Board recommends. The Board has no reason to believe that any nominee will be unable or decline to serve as a director. The number of shares of common stock beneficially owned by each nominee for director is listed under the heading “Stock Ownership of Directors, Management and Principal Shareholders” on page 54.

Below is a description of each nominee, the director’s age, the year in which the person first became a director of SunTrust, and a brief description of the experience, attributes, and skills considered by the Governance and Nominating Committee and the Board in recommending or nominating such person for election as a director. Except for Mr. Rogers, our CEO, none of the nominees is employed by SunTrust or any affiliate of SunTrust.

EXPERIENCE

Agnes Bundy Scanlan, 61, has been a director since 2017. She is a senior adviser for Treliant Risk Advisors where she counsels financial services firms on regulatory, compliance, and risk management matters. She also worked as a senior adviser at Treliant from 2012 to 2015. From 2015 to 2017, she served as the Northeast Regional Director of Supervision Examinations for the Consumer Financial Protection Bureau. Previously, she served as Chief Compliance Officer, Chief Privacy Officer, Regulatory Relations Executive, and Director of Corporate Community Development for, and as legal counsel to, a number of banks and financial services firms, and as legal counsel to the United States Senate Budget Committee. Ms. Bundy Scanlan holds a JD degree from Georgetown University Law Center and is a member of several Bar associations.

SKILLS AND QUALIFICATIONS

Ms. Bundy Scanlan’s deep risk management, regulatory, compliance, and government affairs experience well qualify her to serve on our Board.

EXPERIENCE

Dallas S. Clement, 53, has been a director since 2015. He is Executive Vice President and Chief Financial Officer of Cox Enterprises, responsible for its treasury, financial reporting and control, tax, audit and financial planning and analysis functions. Previously, he served as Executive Vice President and Chief Financial Officer for Cox Automotive, the largest automotive marketplace and leading provider of software solutions to auto dealers throughout the U.S. He previously served on the boards of Unwired Planet and BitAuto.

SKILLS AND QUALIFICATIONS

Mr. Clement’s financial and business experience, including service as a CFO of a large customer-facing company with significant technology operations, well qualifies him to serve on our Board.

SunTrust Banks, Inc. - 2019 Proxy Statement	3

Nominees for Directorship (Item 1)

EXPERIENCE

Paul D. Donahue, 62, has been nominated to serve on the Board of Directors. Mr. Donahue is the President and Chief Executive Officer of Genuine Parts Company, a position he has held since May 1, 2016. He also serves on its board of directors. Mr. Donahue was elected President of Genuine Parts in 2012. He joined S.P. Richards Company, the office products group of Genuine Parts, as Executive Vice President Sales and Marketing in 2003. He was soon after appointed President and Chief Operating Officer, a position he held until his election to Executive Vice President of Genuine Parts in 2007. From 2009 to 2015, Mr. Donahue was President of the U.S. Automotive Parts Group of Genuine Parts.

SKILLS AND QUALIFICATIONS

Mr. Donahue’s extensive business, executive and management experience, including serving as a director and chief executive officer of a large, publicly-traded company with significant consumer-facing operations, well qualify him to serve on our Board.

EXPERIENCE

Paul R. Garcia, 66, has been a director since 2014. Mr. Garcia is the retired Chairman and CEO of Global Payments Inc., a leading provider of credit card processing, check authorization and other electronic payment processing services. Previously, he served on the boards of The Dun & Bradstreet Corporation, West Corporation, Global Payments Inc. and Mastercard International.

SKILLS AND QUALIFICATIONS

Mr. Garcia’s extensive knowledge of and experience in the payment services and financial services industries, and his service as a Chairman and CEO of a publicly-traded company, well qualify him to serve on our Board.

4	SunTrust Banks, Inc. - 2019 Proxy Statement

Nominees for Directorship (Item 1)

EXPERIENCE

Donna S. Morea, 64, has been a director since 2012. Ms. Morea is a nationally recognized executive in IT professional services management with over 30 years of experience. From May 2004 until her retirement at the end of 2011, Ms. Morea served as President of CGI Technology and Solutions, Inc., a wholly-owned U.S. subsidiary of CGI Group, one of the largest independent information technology firms in North America. In that role, she led CGI’s IT and business process services in the US and India for large enterprises in financial services, healthcare, telecommunications and government. She previously served on CGI Group’s board of directors and presently serves on the board of Science Applications International Corporation, a publicly-traded firm which provides technical, engineering, and enterprise information technology services. She has also served as the Chair of the Northern Virginia Technology Council, with over 1,000 member organizations.

SKILLS AND QUALIFICATIONS

Ms. Morea’s extensive management experience and information technology expertise well qualify her to serve on our Board.

EXPERIENCE

David M. Ratcliffe, 70, has been a director since 2011. Mr. Ratcliffe retired in December 2010 as Chairman, President and Chief Executive Officer of Southern Company, one of America’s largest producers of electricity, a position he had held since 2004. From 1999 until 2004, Mr. Ratcliffe was President and CEO of Georgia Power, Southern Company’s largest subsidiary. Prior to becoming President and CEO of Georgia Power in 1999, Mr. Ratcliffe served as Executive Vice President, Treasurer and Chief Financial Officer. Mr. Ratcliffe previously served as a member of the board of directors of CSX Corporation, a publicly-traded railroad company.

SKILLS AND QUALIFICATIONS

Mr. Ratcliffe’s experience as a director and chief executive officer of a highly-regulated, publicly-traded company well qualifies him to serve on our Board.

SunTrust Banks, Inc. - 2019 Proxy Statement	5

Nominees for Directorship (Item 1)

EXPERIENCE

William H. Rogers, Jr., 61, has been a director since 2011 and has served as Chairman of our Board since January 1, 2012. He was named Chief Executive Officer in June 2011 after having served as our Chief Operating Officer since 2010 and President since 2008. Mr. Rogers began his career with SunTrust in 1980 and has served in a leadership capacity in all business segments of the Company. Mr. Rogers previously served as a director of Books-a-Million, Inc. and presently serves on the Federal Reserve Board of Governors’ Federal Advisory Council as a representative of the Federal Reserve Bank of Atlanta.

SKILLS AND QUALIFICATIONS

Mr. Rogers’ long history and success with our company and industry well qualify him to serve on our Board.

EXPERIENCE

Frank P. Scruggs, Jr., 67, has been a director since 2013. He has been a partner in the law firm of Berger Singerman LLP since 2007 where he represents companies and executives in employment law matters and litigates commercial disputes. Prior to joining Berger Singerman, he was an Executive Vice President for Office Depot, Inc. and was a shareholder of the law firm Greenberg Traurig LLC. He previously served as the Florida Secretary of Labor and Employment Security, as a member of the Florida Board of Regents, and on the board of directors of Office Depot, Inc.

SKILLS AND QUALIFICATIONS

Mr. Scruggs’ extensive governmental affairs, legal, and regulatory experience well qualify him to serve on our Board.

6	SunTrust Banks, Inc. - 2019 Proxy Statement

Nominees for Directorship (Item 1)

EXPERIENCE

Bruce L. Tanner, 60, has been a director since 2015. He is currently an Executive Vice President and Strategic Advisor for Lockheed Martin Corporation. From 2007 to February 2019, he served as Executive Vice President and Chief Financial Officer for Lockheed. As Chief Financial Officer, he was responsible for all aspects of Lockheed’s financial strategies, processes and operations.

SKILLS AND QUALIFICATIONS

Mr. Tanner’s financial and business experience, including service as a CFO of a highly-regulated, publicly-traded company with operations in substantial portions of our footprint, well qualifies him to serve on our Board.

EXPERIENCE

Steven C. Voorhees, 64, has been a director since January 1, 2018. Since July 2015, Mr. Voorhees has served as the President and Chief Executive Officer and as a director of WestRock Company, an international provider of paper and packaging solutions. Prior to that he served as the Chief Executive Officer and as a director of a predecessor entity, RockTenn Company. Before becoming CEO, Mr. Voorhees held various executive leadership positions with RockTenn, including President and Chief Operating Officer, Executive Vice President and Chief Financial Officer, and Chief Administrative Officer. Before joining RockTenn, he was in operations and executive roles at Sonat Inc., a diversified energy company.

SKILLS AND QUALIFICATIONS

Mr. Voorhees’ extensive business, executive and financial experience, including serving as a director, chief executive officer and chief financial officer of a large, publicly-traded company, well qualify him to serve on our Board.

The Board of Directors recommends a vote FOR all nominees.

SunTrust Banks, Inc. - 2019 Proxy Statement	7

Nominees for Directorship (Item 1)

Board Skills and Diversity

Our director nominees bring a balance of relevant skills to the boardroom as well as an effective mix of diversity and experience. The following graph displays a summary of the director nominees’ core competencies:

8	SunTrust Banks, Inc. - 2019 Proxy Statement

Nominees for Directorship (Item 1)

Board Committees and Attendance

The Board has created certain standing and ad hoc committees. These committees allow regular monitoring and deeper analysis of various matters. The committee structure also allows committees to be comprised exclusively of independent directors to address certain matters. Because of the complexity of our business and the depth and scope of matters reviewed by our Board, much of the Board’s work is delegated to its committees and then reported to and discussed with the full Board.

Regular meetings of the Board are held at least quarterly. During 2018, the Board held seven meetings, and various standing and ad hoc committees of the Board met another 55 times (including five joint meetings of our Audit and Risk Committees), for an aggregate of 62 meetings. Each committee and Board meeting generally includes a meeting of the independent directors in executive session. All incumbent directors attended at least 75% of the aggregate number of Board meetings and meetings of the committees on which they served. In addition, all but one of our incumbent directors attended last year’s annual meeting of shareholders. We expect, but do not require, directors to attend the annual meeting of shareholders.

The Board reviews the membership of the committees from time to time. Specific committee assignments are proposed by the Governance and Nominating Committee in consultation with the Chair of each committee and with the consent of the member, and are then submitted to the full Board for approval. The current membership of these committees, and the number of meetings each committee held in 2018, are as follows:

Membership by Director

	Audit	Compensation	Executive	Governance & Nominating	Risk
Number of Meetings Held:	13[1]	6	9	6	13[1]
Agnes Bundy Scanlan				✓	✓
Dallas S. Clement	Chair		✓	✓
Paul R. Garcia	✓	Chair	✓
M. Douglas Ivester[2]		✓	✓	✓
Donna S. Morea		✓	✓		Chair
David M. Ratcliffe		✓	✓	Chair
William H. Rogers, Jr.			Chair
Frank P. Scruggs, Jr.		✓			✓
Bruce L. Tanner				✓	✓
Steven C. Voorhees	✓	✓
Thomas R. Watjen[3]	✓			✓
[1]	Number of meetings does not include five joint sessions of the Audit and Risk Committees.
[2]	Mr. Ivester will reach our mandatory retirement age of 72 prior to our 2019 annual meeting of shareholders and will retire from the Board at the meeting.
[3]	Mr. Watjen has indicated a preference to not be nominated for reelection at our 2019 annual meeting of shareholders and will retire from the Board at the meeting.

SunTrust Banks, Inc. - 2019 Proxy Statement	9

Nominees for Directorship (Item 1)

Membership by Committee

AUDIT COMMITTEE

The Audit Committee consists solely of members that are independent under our Corporate Governance Guidelines, the Securities Exchange Act of 1934 and applicable rules, and the rules of the New York Stock Exchange. Our Board has determined that Mr. Clement, the Chair of the Audit Committee, and Mr. Watjen each meet the definition of “audit committee financial expert” as defined by the Securities and Exchange Commission’s rules and regulations. The Audit Committee:

•  appoints, compensates, retains and directly oversees the work of our independent auditor (subject to shareholder ratification, if applicable).

•  is charged with monitoring the integrity of our financial statements, the independence and qualifications of our independent auditor, our system of internal controls, the performance of our internal audit process and independent auditor, and our compliance with laws and regulations.

•  resolves any disagreements between management and the auditors regarding financial reporting.

•  pre-approves all audit services and permitted non-audit services provided to SunTrust by its independent auditor.

MEMBERS: Mr. Clement, Chair Mr. Garcia Mr. Voorhees Mr. Watjen[1] NUMBER OF MEETINGS HELD IN 2018: 13

COMPENSATION COMMITTEE

The Compensation Committee consists solely of members that are independent under our Corporate Governance Guidelines and the rules of the New York Stock Exchange. The Compensation Committee is responsible for:

•  approving our stated compensation strategies, goals and purposes.

•  ensuring that there is a strong link between the economic interests of management and shareholders.

•  ensuring that members of management are rewarded appropriately for their contributions to Company growth and profitability.

•  ensuring that the executive compensation strategy supports both our objectives and shareholder interests.

•  ensuring that the incentive compensation arrangements for the Company do not encourage employees to take risks that are beyond our ability to manage effectively.

•  making recoupment decisions with respect to executive officers under the Company’s Recoupment Policy relating to incentive compensation.

MEMBERS: Mr. Garcia, Chair Mr. Ivester[2] Ms. Morea Mr. Ratcliffe Mr. Scruggs Mr. Voorhees NUMBER OF MEETINGS HELD IN 2018: 6

EXECUTIVE COMMITTEE

The Executive Committee:

•  reviews certain capital matters, including quarterly dividends.

•  reviews and approves certain merger and acquisition activity.

•  handles other matters assigned to it from time to time by the Chairman or the Lead Director.

MEMBERS: Mr. Rogers, Chair Mr. Clement Mr. Garcia Mr. Ivester[2] Ms. Morea Mr. Ratcliffe NUMBER OF MEETINGS HELD IN 2018: 9

10	SunTrust Banks, Inc. - 2019 Proxy Statement

Nominees for Directorship (Item 1)

GOVERNANCE AND NOMINATING COMMITTEE

The Governance and Nominating Committee consists solely of members that are independent under our Corporate Governance Guidelines and the rules of the New York Stock Exchange. The Governance and Nominating Committee:

•  makes recommendations to the Board regarding the size and composition of the Board.

•  reviews the qualifications of candidates to the Board, and recommends nominees to the Board.

•  takes a leadership role in shaping our corporate governance and corporate responsibility efforts.

•  develops and recommends to the Board a set of corporate governance guidelines, periodically reviews and assesses the adequacy of those principles, and recommends any proposed changes to the Board for approval.

•  leads the Board in its annual review of the Board’s performance.

•  addresses committee structure and operations, determines member qualifications and makes committee member appointment recommendations.

•  oversees the Corporate Responsibility efforts of the Company and receives reports from the Director of Corporate Responsibility and others with respect to such efforts.

The Governance and Nominating Committee has sole authority for retaining or terminating any search firm used to identify director candidates and determining such firm’s fees.

MEMBERS: Mr. Ratcliffe, Chair Ms. Bundy Scanlan Mr. Clement Mr. Ivester[2] Mr. Tanner Mr. Watjen[1] NUMBER OF MEETINGS HELD IN 2018: 6

RISK COMMITTEE

Our Risk Committee consists solely of members that are independent under our Corporate Governance Guidelines and the rules of the New York Stock Exchange and Federal Reserve Board. The Risk Committee:

•  reports to and assists the Board of Directors in overseeing enterprise risk management such as credit, operational, technology, compliance, market, liquidity, strategic, legal and reputational risk; enterprise capital adequacy; liquidity adequacy; and material regulatory matters.

•  oversees and reviews significant policies and practices employed to manage and assess credit, liquidity, market, operational (including technology and third party), compliance, legal, strategic and reputational risk.

•  oversees enterprise risk management appetite and tolerances, risk frameworks and policies that reflect the Board’s risk management philosophies and principles or for which management oversight is mandated by law or regulation.

•  oversees liquidity risk management activities, including the structure and adequacy of liquidity in light of current or planned business activities, and in light of the requirements or expectations of statutes, regulations, management and the Board.

•  oversees capital management activities, including the structure and adequacy of capital in light of current or planned business activities, and management, Board and regulatory requirements or expectations.

MEMBERS: Ms. Morea, Chair Ms. Bundy Scanlan Mr. Scruggs Mr. Tanner NUMBER OF MEETINGS HELD IN 2018: 13

[1]	Mr. Watjen has indicated a preference to not be nominated for reelection at our 2019 annual meeting of shareholders and will retire from the Board at the meeting.
[2]	Mr. Ivester will reach our mandatory retirement age of 72 prior to our 2019 annual meeting of shareholders and will retire from the Board at the meeting.

SunTrust Banks, Inc. - 2019 Proxy Statement	11

Nominees for Directorship (Item 1)

2018 DIRECTOR COMPENSATION

The Governance and Nominating Committee determines the amount and form of director compensation. In November 2018, the Governance and Nominating Committee conducted its annual evaluation of our director compensation program based upon a review of market and peer group practices with the assistance of an independent compensation consultant. Based on this review, the Governance and Nominating Committee determined that, while our overall director compensation program was generally aligned with SunTrust’s peer group and broader market practice, a few adjustments to the program were appropriate. In light of the fact that fewer of our peers continue to pay individual meeting fees and because such fees could serve as a deterrent to calling special meetings of committees, the Governance and Nominating Committee eliminated the practice of paying a fee of $1,500 for each committee meeting attended. In lieu of these meeting fees, the Governance and Nominating Committee increased the annual cash retainer by $15,000 to $90,000 and the value at the time of grant of the annual equity award to non-employee directors by $15,000 to a total of $140,000. The Governance and Nominating Committee’s review also indicated that the additional annual retainer paid to the Compensation Committee Chair trailed our peer group median. As a result, the Governance and Nominating Committee increased this retainer by $5,000 to a total of $25,000 per year. All of these changes were effective as of January 1, 2019.

In 2018, we paid each non-employee director an annual retainer of $75,000 in four installments. As noted above, this retainer will increase to $90,000 per year beginning in 2019. The Chairs of each of the Audit Committee and Risk Committee receive an additional retainer of $30,000. The Chair of the Compensation Committee received an additional retainer of $20,000 in 2018, and this retainer will increase to $25,000 in 2019. The Chair of the Governance and Nominating Committee receives an additional retainer of $20,000. The Lead Director receives an additional retainer of $45,000. As discussed above, beginning in 2019, we no longer pay each non-employee director a fee of $1,500 for each committee meeting attended. Non-employee directors serving on the Board following our annual meeting of shareholders receive a grant of either restricted stock or restricted stock units, at their election. The grant vests upon the earlier of one year from the date of grant or the next annual meeting. In 2018, this grant had a value of $125,000 on the date of the grant. Beginning in 2019, the grant will have a value of $140,000 on the date of the grant.

The table below sets forth the compensation paid to all non-employee directors who served during the year ended December 31, 2018. Except as noted above, all of our non-employee directors are paid at the same rate. Directors who are also our employees are not compensated for their service as directors. In 2018, one of our directors, William H. Rogers, Jr., was also an employee, serving as Chairman and Chief Executive Officer. We discuss his compensation below beginning at “Executive Compensation.”

Directors may defer either or both of their meeting and retainer fees under our Directors Deferred Compensation Plan. We determine the return on deferred amounts as if the funds had been invested in our common stock.

Name	Fees Earned or Paid In Cash	Stock[1] Awards	NQDC Earnings	All Other Compensation[2]		Total
Agnes Bundy Scanlan	$102,000	$125,000	$0	$5,000	[3]	$232,000
Dallas S. Clement	$102,000	$125,000	$0	$5,000	[3]	$232,000
Paul R. Garcia	$103,500	$125,000	$0	$5,000	[3]	$233,500
M. Douglas Ivester	$151,500	$125,000	$0	$11,000	[3,4]	$287,500
Kyle Prechtl Legg[5]	$38,500	$0	$0	$0		$38,500
Donna S. Morea	$134,000	$125,000	$0	$5,000	[3]	$264,000
David M. Ratcliffe	$151,500	$125,000	$0	$5,000	[3]	$281,500
Frank P. Scruggs, Jr.	$106,500	$125,000	$0	$5,000	[3]	$236,500
Bruce L. Tanner	$103,500	$125,000	$0	$5,000	[3]	$233,500
Steven C. Voorhees	$99,000	$125,000	$0	$5,000	[3]	$229,000
Thomas R. Watjen	$144,000	$125,000	$0	$5,000	[3]	$274,000
Phail Wynn, Jr.[6]	$100,250	$125,000	$0	$5,000	[3]	$230,250

[1]

We made an annual equity grant with a grant date fair value of approximately $125,000 to each person who was serving as a director following our 2018 annual meeting of shareholders. In accordance with SEC regulations, we report in this column the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718, but (pursuant to SEC regulations) without reduction for estimated forfeitures. Please refer to note 17 to our financial statements in our annual report for the year ended December 31, 2018 for a discussion of the assumptions related to the calculation of such value. As of December 31, 2018, each of our then sitting directors held 1,851 shares of restricted stock or restricted stock units which vest on April 23, 2019, and none of our directors held any unexercised stock options (vested or unvested). Ms. Legg retired from the Board at our 2018 annual meeting of shareholders and did not receive an annual equity grant in 2018. Dr. Wynn passed away on July 24, 2018, which resulted in his annual equity award vesting on that date.

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Nominees for Directorship (Item 1)

[2]	No director received perquisites or personal benefits in 2018 in excess of $10,000.

[3]	Reflects matching contributions paid to a charity identified by the director.

[4]	Reflects $6,000 fee for service on a local advisory board of one of our subsidiaries.

[5]	Ms. Legg retired from the Board at our 2018 annual meeting of shareholders, which was held on April 24, 2018.

[6]	Dr. Wynn passed away on July 24, 2018.

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Corporate Governance

Corporate Governance

Majority Voting

Our Bylaws provide for the annual election of all directors. The Bylaws further provide that, in an election of directors in which the only nominees for election are persons nominated by the Board (an “uncontested election”), in order to be elected, each nominee must receive more votes cast for such nominee’s election than against such nominee’s election. If the director election is not an uncontested election, then directors are elected by a plurality of the votes cast. In uncontested director elections, votes cast exclude abstentions with respect to a director’s election.

If a nominee who presently serves as a director does not receive the required vote for reelection in an uncontested election, Georgia law provides that such director will continue to serve on the Board as a “holdover” director. Georgia corporate law generally gives such unelected “holdover” directors all of the same powers as directors elected by a majority vote until such holdover-director’s successor is elected and qualified. A successor cannot be elected until there is another meeting of shareholders, and these typically occur only once a year unless we incur the time and expense of holding a special meeting of shareholders. To prevent holdover directors from remaining on our Board, and to better effectuate the intentions of our shareholders, our Corporate Governance Guidelines require such a director to tender his or her written resignation to the Chairman of the Board for consideration by the Governance and Nominating Committee (which we refer to in this section as the “Committee”) within five days following certification of the shareholder vote.

However, the resignation of a director may adversely affect us. For this reason, we do not make resignations tendered in such context automatically effective. Rather, after the director submits his or her mandatory resignation, the Committee will then consider the resignation and, within 45 days following the shareholders’ meeting at which the election occurred, make a recommendation to the Board concerning whether to accept or reject the resignation. In determining its recommendation, the Committee will consider all factors deemed relevant by the Committee members including, without limitation, any stated reason or reasons why shareholders did not vote for the director’s reelection, the qualifications of the director (including, for example, whether the director serves on the Audit Committee as an “audit committee financial expert” and whether there are one or more other directors qualified, eligible and available to serve on the Audit Committee in such capacity), and whether the director’s resignation from the Board would be in the best interest of SunTrust and our shareholders. The Committee will also consider a range of possible alternatives concerning the director’s tendered resignation as the members of the Committee deem appropriate, including, without limitation, acceptance of the resignation, rejection of the resignation, or rejection of the resignation coupled with a commitment to seek to address and cure the underlying reasons reasonably believed by the

Committee to have substantially resulted in the failure of the director to receive the necessary votes for reelection.

To constrain the Board’s discretion in considering such resignations, we have adopted specific procedural requirements in our Corporate Governance Guidelines. In addition to the 45-day deadline above, our Corporate Governance Guidelines require the Board to take formal action on the Committee’s recommendation no later than 75 days following the shareholders’ meeting at which the election occurred. In considering the Committee’s recommendation, the Board will consider the information, factors and alternatives considered by the Committee and such additional information, factors and alternatives as the Board deems relevant.

No director who is required to tender his or her resignation may participate in the Committee’s deliberations or recommendation, and the Corporate Governance Guidelines contain provisions addressing how the determination of whether to accept or reject a resignation is made if a majority of the members of the Committee fails to receive the necessary vote for reelection. Generally, in such case, the determination will be made by independent directors who received the necessary vote for election or reelection. If the Board accepts a director’s resignation, then any resulting vacancy may be filled by the Board in accordance with the Bylaws, or the Board in its discretion may decrease the size of the Board as permitted by the Bylaws.

Corporate Governance and Director Independence

The Board has determined that all of our directors are independent, except for Mr. Rogers, who is our Chairman and CEO. Specifically, the Board determined that the following current directors or nominees are independent after applying the guidelines described below: Agnes Bundy Scanlan, Dallas S. Clement, Paul D. Donahue, Paul R. Garcia, M. Douglas Ivester, Donna S. Morea, David M. Ratcliffe, Frank P. Scruggs, Jr., Bruce L. Tanner, Steven C. Voorhees, and Thomas R. Watjen. Additionally, each member of our Audit Committee, Compensation Committee, Governance and Nominating Committee, and Risk Committee is independent. There are no family relationships between any director, executive officer, or person nominated or chosen by us to become a director or executive officer.

We include our independence standards in our Corporate Governance Guidelines. You can view these on our Investor Relations website, investors.suntrust.com, under the heading “Governance.” An independent director is one who is free of any relationship with SunTrust or its management that may impair the director’s ability to make independent judgments. In determining director independence, the Board broadly considers all relevant facts and circumstances, including the rules of the New York Stock Exchange. The Board considers the issue not merely from the standpoint of a director individually, but also from that of persons or

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organizations with which the director has an affiliation. The Board pays particular attention to whether a director is independent from management and to any credit or other business relationships that may exist with a director or a related interest. In doing so, the Board considers, among other things, all extensions of credit and other business transactions between the Company and its affiliates, on the one hand, and the director and his or her related interests, on the other hand.

Generally, we do not consider independent any director who is an executive officer of a company that makes payments to us, or receives payments from us, for property or services in an amount which, in any of the last three fiscal years, is greater than $1 million or 2% of such other company’s consolidated gross revenues. We also do not consider independent any director to whom we have extended credit, or who is also an executive officer of a company to which we have extended credit, unless such credit meets the substantive requirements of Federal Reserve Regulation O. Regulation O requires that, when making loans to our executive officers and directors, we do so on substantially the same terms, including interest rates and collateral, and follow credit-underwriting procedures that are no less stringent than those prevailing at the time for comparable transactions by SunTrust with other persons not related to SunTrust. Such loans also may not involve more than the normal risk of collectability or present other unfavorable features. Additionally, no event of default may have occurred (that is, such loans are not rated as non-accrual, past due, restructured or potential problems). Our Board reviews any credit to a director or his or her related interests that has become impaired or criticized in order to determine the impact that such classification has on the director’s independence.

Codes of Ethics and Committee Charters

We have a Senior Financial Officers Code of Ethical Conduct that applies to our senior financial officers, including our principal executive officer, principal financial officer and principal accounting officer. We also have a Code of Business Conduct and Ethics that applies to all employees and a Code of Business Conduct and Ethics for members of the Board. In 2017 we created an Enterprise Ethics Office that aims to ensure that our business practices and risk management culture align with our purpose and vision. This office is led by an Enterprise Ethics Officer, who provides periodic reports to the Risk Committee of the Board. These three Codes of Conduct, as well as our Corporate Governance Guidelines and the charters for each of the Audit, Compensation, Executive, Governance and Nominating, and Risk Committees of the Board, can be found on our Investor Relations website, investors.suntrust.com, under the heading “Governance.”

Board’s Role in the Risk Management Process

The Board oversees and monitors the Company’s risk management processes. The Board’s Risk Committee outlines our risk principles and management framework and sets high level strategy and risk tolerances. Our risk profile is managed by our Chief Risk Officer. The Chief Risk Officer is an executive officer appointed by and reporting to the Risk Committee and the CEO. The Chief Risk Officer meets at least quarterly with the Risk Committee of the Board. The Chair of the Risk Committee makes a full report of each Risk Committee meeting to the full Board at each Board meeting. In addition, the Chief Risk Officer also meets with the full Board at each meeting. The Board also meets regularly in executive session without management to discuss a variety of topics, including risk. In these ways, the full Board is able to monitor our risk profile and risk management activities on an on-going basis. Additionally, the Company has other risk-monitoring processes. For example, certain financial risks are also monitored by officers who report to the Chief Financial Officer. In turn, the Chief Financial Officer and appropriate financial risk personnel attend the meetings of the Audit and Risk Committees of the Board. As with the Risk Committee, the Chair of the Audit Committee makes a full report of each Audit Committee meeting to the full Board at each Board meeting and, when circumstances warrant, the Chief Financial Officer and other financial risk personnel meet with the full Board to discuss financial risk matters.

Management of Cyber and Operational Risk

We face ongoing and emerging risks and regulations related to the activities that surround the delivery of banking and financial products and services. Coupled with external influences, such as market conditions, fraudulent activities, natural disasters, vendor risk, and cyber attacks and other security risks, the potential for operational and reputational loss remains elevated.

Our operations rely on computer systems, networks, the internet, digital applications, and the telecommunications and computer systems of third parties to perform business activities. The use of digital technologies introduces cybersecurity risk that can manifest in the form of information theft, physical disruptions, criminal acts by individuals (including employees), groups or nation states, and a client’s inability to access online services. We use a wide array of techniques that are intended to secure our operations and proprietary information, such as Board approved policies and programs, network monitoring, access controls, dedicated security personnel, and defined insurance instruments, as well as consultations with third-party data security experts.

To control cybersecurity risk, we maintain an active information security program that is designed to conform to Federal Financial Institutions Examination Council guidance. This information security program is aligned to mitigate operational risks and is overseen by executive management, the Board, and our independent audit function. It continually monitors and evaluates threats, events, and the performance of our business operations and continually adapts and modifies its risk reduction activities accordingly. We also have a cyber liability insurance policy that provides us with coverage against certain losses, expenses, and damages associated with cyber risk.

Further, we recognize our role in the overall national payments system, and we have adopted the National Institute of Standards and Technology Cybersecurity Framework. We perform periodic assessments against this

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Corporate Governance

framework to measure cybersecurity maturity. We also fully participate in the federally recognized financial sector information sharing organization structure, known as the Financial Services Information Sharing and Analysis Center.

In addition, our Board devotes significant time and attention to oversight of cybersecurity risk. In connection with each regular Board meeting, we also hold a joint meeting of the Audit and Risk Committees. The Audit and Risk Committees include all of our non-employee directors. At each of the five joint meetings of the Audit and Risk Committees in 2018, senior executives in our Enterprise Information Services (“EIS”) function, such as the Chief Information Officer and the Chief Information Security Officer, provided an update to the joint committees on EIS matters, including business continuity and cybersecurity. In June 2018, the joint committees created the Technology Management Committee comprised of senior executive officers who meet monthly to discuss and review the technology strategy and investment of the Company. The Technology Management Committee also works to provide alignment on execution of the Company’s technology strategy and operates under the authority of, and reports to, the Audit and Risk Committees of the Board. In March 2018, our Chief Information Officer began providing written updates to the Board on at least a quarterly basis with respect to our cybersecurity program. These updates include progress reports and statuses with respect to significant cyber projects and initiatives. Also, our Risk Committee reviews and approves policies relating to enterprise technology risk, business continuity management, information security and enterprise data quality governance. The Risk Committee also reviews key technology risks and associated action plans.

Digital technology is constantly evolving, and new and unforeseen threats and actions by others may disrupt operations or result in losses beyond our risk control thresholds. Although we invest substantial time and resources to manage and reduce cyber risk, it is not possible to completely eliminate this risk.

Our exposure to cyber risk remains heightened because of, among other things, the evolving nature of these threats, our prominent size and scale, our role in the financial services industry, our plans to continue to implement our internet, mobile and digital banking channel strategies and develop additional remote connectivity solutions to serve our clients, our expanded geographic footprint, the outsourcing of some of our business operations, and the continued uncertain global economic and political environment. As a result, cybersecurity and the continued development and enhancement of our controls, processes, and practices designed to protect our systems, computers, software, data and networks from attack, damage, or unauthorized access remain a focus for us. As threats continue to evolve, we may be required to expend additional resources to continue to modify or enhance our protective measures or to investigate and remediate information security vulnerabilities. There can be no assurance that we will not suffer material losses relating to cyber attacks or other information security breaches or thefts in the future.

We believe that effective management of operational risk, defined as the risk of loss resulting from inadequate or failed internal processes, people or systems, or from external events, plays a major role in both the level and the stability of our profitability. Our Operational Risk Management function oversees an enterprise-wide framework intended to identify, assess, control, monitor, and report on operational risks Company-wide. These processes support our goals to minimize future operational losses and strengthen our performance by maintaining sufficient capital to absorb operational losses that are incurred.

The operational risk governance structure includes an operational risk manager and support staff within each business segment and corporate function. These risk managers are responsible for execution of risk management within their areas in compliance with our policies and procedures. The Risk Committee of our Board oversees our enterprise risk management framework and receives regular reports from the Chief Risk Officer and others.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and any persons who own beneficially more than 10% of our common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. To our knowledge, based solely on a review of the reports furnished to us and written representations from reporting persons that all reportable transactions were reported, we believe that during the fiscal year ended December 31, 2018, our officers, directors and greater than 10% owners timely filed all reports they were required to file under Section 16(a). However, the Initial Statement of Beneficial Ownership of Securities on Form 3 that was filed on behalf of Hugh S. Cummins III, our Co-Chief Operating Officer and Wholesale Segment Executive, on April 4, 2017 inadvertently omitted his holdings of options to acquire SunTrust common stock. An amended Form 3 disclosing these holdings of stock options was filed on June 19, 2018.

Compensation Committee Interlocks and Insider Participation

We have no compensation committee interlocks. Messrs. Garcia, Ivester, Ratcliffe, Scruggs and Voorhees, and Ms. Morea and former director Kyle P. Legg constitute all of the directors who served on our Compensation Committee at any time during 2018. Each is (or was) an independent, outside director, and none is a current or former officer or employee of SunTrust.

During 2018, our bank subsidiary, SunTrust Bank, engaged in customary financial transactions and had outstanding loans to certain of our directors, executive officers, members of the immediate families of certain directors and executive officers, and their associates. These transactions and loans were made in the ordinary course of business and were made on substantially the same terms, including, with respect to loans, interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to SunTrust. In addition, any loans to these insiders during 2018

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Corporate Governance

do not involve more than the normal risk of collectability or present other unfavorable features.

Policies and Procedures for Approval of Related Party Transactions

We recognize that related party transactions have the potential to create conflicts of interest and the appearance that Company decisions are based on considerations other than the best interests of the Company and our shareholders. Therefore, our Board has adopted a formal, written policy with respect to related party transactions.

For purposes of this policy, a “related party transaction” is a transaction in which we participate and in which any related party has a direct or indirect material interest, other than (1) transactions available to all employees or customers generally, (2) transactions involving less than $120,000 when aggregated with all similar transactions occurring in a single fiscal year, or (3) loans made by SunTrust Bank in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to SunTrust Bank, and not involving more than the normal risk of collectability or presenting other unfavorable features.

Under the policy, any related party transaction must be reported to the General Counsel and may be consummated or may continue only if the Governance and Nominating Committee approves or ratifies such transaction and if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party. The Governance and Nominating Committee may approve or ratify the related party transaction only if the Committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, the best interests of SunTrust.

Transactions with Related Persons, Promoters, and Certain Control Persons

We have no transactions with related parties other than normal, arm’s-length banking and other credit transactions that comply with Federal Reserve Regulation O. Our Board reviews these relationships, but for the reasons below, we do not view them as impairing a director’s independence.

We generally consider credit relationships with directors or their affiliates to be immaterial and as not impairing the director’s independence so long as the terms of the credit relationship are similar to those offered to other comparable borrowers. We use the following guidelines to determine the impact of a credit relationship on a director’s independence. We presume that extensions of credit which comply with Federal Reserve Regulation O are consistent with director independence. In other words, we do not consider normal, arm’s-length credit relationships entered into in the ordinary course of business to negate a director’s independence.

Regulation O requires such loans to be made on substantially the same terms, including interest rates and collateral, and to follow credit underwriting procedures that are no less stringent than those prevailing at the time for comparable transactions by SunTrust with other persons not related to SunTrust. Such loans also may not involve more than the normal risk of collectability or present other unfavorable features. Additionally, no event of default may have occurred (that is, such loans are not rated as non-accrual, past due, restructured or potential problems). Our Board must review any credit to a director or his or her related interests that has become impaired or criticized in order to determine the impact that such classification has on the director’s independence. Please refer to “Corporate Governance and Director Independence” above for additional information on director independence.

Executive Sessions

Each committee and Board meeting generally includes a meeting of the independent directors in executive session, and with respect to full Board meetings, such sessions are presided over by a Lead Director selected by a majority of independent directors. David M. Ratcliffe presently serves as the Lead Director.

CEO and Management Succession

The Board of Directors considers management evaluation and succession planning to be one of its most important responsibilities. Our Corporate Governance Guidelines specify that our Board and the Governance and Nominating Committee are responsible for developing a succession plan for our CEO and other senior executive officers. Annually, the independent directors of the Board meet with the CEO to discuss his potential successors and related issues. After these meetings, the Board may update its CEO succession plan as appropriate. The CEO also periodically reviews with the independent directors the performance and any succession issues of other key members of the Company’s senior management team.

Board Leadership Structure

Our Board is led by a Chairman selected by the Board from time to time. Presently, William H. Rogers, Jr., our CEO, is also Chairman of the Board. All of our other directors are independent. The Board has determined that selecting our CEO as Chairman is in our best interests because it promotes unity of vision for the Company and avoids potential conflict among directors. The Board is aware of the potential issues that may arise when an insider chairs the Board but believes these are more than offset by existing safeguards, which include the designation of a Lead Director who is independent, regular meetings of the independent directors in executive session without the presence of insiders, the Board’s succession plan for incumbent management, the fact that management compensation is determined by a committee of independent directors who make extensive use of peer benchmarking, and the fact that much of our operations are highly regulated.

Lead Director

In 2009, the Board established the position of Lead Director. The responsibilities and duties of the Lead Director include (i) presiding at meetings of the Board in the absence of the Chairman, including the executive sessions of the

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Corporate Governance

independent members of the Board; (ii) serving as a liaison between the independent directors and the Chairman of the Board; (iii) advising the Chairman as to an appropriate schedule of Board meetings; (iv) advising the Chairman on the agenda for meetings of the Board and its committees; (v) calling meetings of the independent directors and developing the agendas for and serving as Chairman of the executive sessions of the Board’s independent directors; and (vi) discussing with the Governance and Nominating Committee and with the Chairman the membership of the various Board committees, as well as the selection of committee chairs. A more complete description of this role is included in our Corporate Governance Guidelines, which we provide on our Investor Relations website, investors.suntrust.com, under the heading “Governance.” The Lead Director is appointed by a majority vote of the independent directors for a one-year term, subject to renewal for a maximum of five additional one-year terms, and will serve until the expiration of his or her term and until his or her successor is appointed or until such Lead Director’s earlier resignation or retirement from the Board. M. Douglas Ivester served as Lead Director from the establishment of the position through the end of 2018 (with the Corporate Governance Guidelines being amended to allow for such continued service). Because Mr. Ivester will reach our mandatory retirement age of 72 prior to our 2019 annual meeting of shareholders and will retire from the Board at the meeting, the Board appointed David M. Ratcliffe to serve as the Lead Director effective January 1, 2019.

Board Self-Assessment

Annually, the Board conducts a self-assessment, which our Governance and Nominating Committee reviews and discusses with the Board. In addition, each of the Audit, Compensation, Governance and Nominating, and Risk Committees conducts an annual self-assessment of its performance. These assessments include both an evaluation of the effectiveness of the Board, each such committee of the Board, and the annual assessment process itself.

As part of this process, each director completes a questionnaire with respect to the full Board and each committee of which the director is a member. In 2018, we updated all of the questionnaires to create a uniform approach for use with the full Board and each committee, with supplemental sections for the committee questionnaires to address topics particular to each committee. After completion of the evaluations, results of the committee evaluations are sent to the committee Chairs who report the results to their committees at the next meeting. Each committee Chair also reports the results of their evaluations to the Governance and Nominating Committee for review and discussion. The Chair of the Governance and Nominating Committee then provides a report to the full Board with respect to the Board and committee evaluations. Following completion of the evaluation process, follow-up items are discussed with management and implemented as appropriate, including feedback on the evaluation process itself.

Board Renewal

We believe it is important to continually refresh the composition of the Board. We have a policy requiring directors who change the principal occupation, position or responsibility they held when they were elected to the Board to submit a letter of resignation to the Board. We also have a policy requiring directors to retire from the Board upon the first annual meeting of shareholders following their 72nd birthday (65th birthday for employee-directors). If the director desires to continue to serve after he or she tenders his or her resignation pursuant to these policies, he or she may do so only after the Board, through its Governance and Nominating Committee, has made a determination that continued Board membership is appropriate. These policies have meaningfully contributed to the refreshment of a significant number of our independent directors in recent years.

Long-Term Business Strategy

Each year, the Board reviews management’s long-term business strategy. In November 2018, over the course of three days, the Board reviewed and approved the 2019-2021 strategic plan. In addition, the Board reviews management’s progress against key elements of its strategic plan at its regularly scheduled meetings throughout the year.

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Director Qualifications and Selection Process

We maintain a standing Governance and Nominating Committee comprised solely of independent directors who are responsible for identifying individuals qualified to become Board members and recommending director nominees to the Board. The Governance and Nominating Committee periodically reviews the size and composition of the Board and determines whether to add or replace directors. Under our Corporate Governance Guidelines, the Governance and Nominating Committee also periodically reviews with the Board the appropriate skills and characteristics required of Board members. You may access the Governance and Nominating Committee’s charter and our Corporate Governance Guidelines on our Investor Relations website, investors.suntrust.com, under the heading “Governance.”

The Governance and Nominating Committee and the Board consider a variety of sources in evaluating candidates as potential Board members. The Governance and Nominating Committee has for the last several years used search firms to identify additional qualified nominees. Evaluations of potential candidates to serve as directors generally involve a review of the candidate’s background and credentials by the Governance and Nominating Committee, interviews with members of the Governance and Nominating Committee, the Governance and Nominating Committee as a whole, or one or more other Board members, and discussions by the Governance and Nominating Committee and the Board. The Governance and Nominating Committee then recommends director candidates to the full Board which, in turn, selects candidates to be nominated for election by the shareholders or to be appointed by the Board to fill a vacancy. Paul D. Donahue was identified by a search firm retained by the Governance and Nominating Committee and was considered by the Governance and Nominating Committee and the Board in accordance with these procedures prior to being nominated for election to the Board.

DIRECTOR QUALIFICATIONS

Directors are responsible for overseeing the Company’s business consistent with their fiduciary duty to shareholders. This significant responsibility requires highly-skilled individuals with various qualifications, attributes and professional experience. The Board believes that there are general requirements for service on the Board that are applicable to all directors and that there are other skills and experience that should be represented on the Board as a whole but not necessarily by each director. The Board and the Governance and Nominating Committee consider the qualifications of directors and nominees individually and in the broader context of the Board’s overall composition and the Company’s current and future needs.

QUALIFICATIONS FOR ALL DIRECTORS

In its assessment of each potential candidate, including those recommended by shareholders, the Governance and Nominating Committee requires that each director be a person of recognized high integrity with broad experience and demonstrated evidence of extraordinary business acumen and outstanding achievement in their careers. The Board believes that each director should have, and expects nominees to have, the capacity to obtain an understanding of complex business issues; our principal operational and financial objectives, plans and strategies; our results of operations and financial condition; and our relative standing and that of our business segments in relation to our competitors. Further, each director and nominee should have the ability to make independent, analytical inquiries, possess an understanding of the business environment, and have the ability to devote the time and effort necessary to fulfill his or her responsibilities to the Company.

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Corporate Governance

SPECIFIC QUALIFICATIONS, ATTRIBUTES, SKILLS AND EXPERIENCE TO BE REPRESENTED ON THE BOARD
The Board has identified the following particular qualifications, attributes, skills and experience that are important to be represented on the Board as a whole:

Independence	• determined in accordance with our Corporate Governance Guidelines.

Financial industry knowledge

• which is vital in understanding and reviewing our strategy, which could involve the acquisition of businesses that offer complementary products or services. This attribute may include significant leadership roles at financial institutions, service on relevant boards of directors, as well as related experience at other companies as current or former executives, that gives directors specific insight into, and expertise that will foster active participation in, the development and implementation of our operating plan and business strategy.

Executive leadership experience

• which gives directors who have served in significant leadership positions strong abilities to motivate and manage others and to identify, evaluate and develop leadership qualities in others. Current or recent experience as Chairman, CEO, President or another high level executive at a significant business are strong indicators of value and expertise in this category.

Accounting and financial expertise

• which enables directors to analyze our financial statements, capital structure and complex financial transactions and oversee our accounting and financial reporting processes; further, the Governance and Nominating Committee considers it essential that the Audit Committee have at least one member who qualifies as an “audit committee financial expert”.

Regulatory and enterprise risk management experience

• which contributes to our identification and management of possible areas of risk and helps to maintain an efficient and productive company; further, the Governance and Nominating Committee considers it essential that the Risk Committee have at least one member who qualifies as a “risk management expert”.

Public company board and corporate governance experience

• which provides directors a solid understanding of their extensive and complex oversight responsibilities and furthers our goals of greater transparency, accountability for management and the Board, and protection of our shareholders’ interests.

Other specific areas of operational experience

• which provides demonstrated achievement and expertise in other areas directly relevant to SunTrust, including mergers and acquisitions, e-commerce, information technology, marketing, legal, public affairs and governmental relations.

Diversity

• which provides a variety of points of view and which contributes to a more effective decision-making process; the Board does not have a specific diversity policy but considers diversity of race, ethnicity, gender, age, cultural background and professional experiences in evaluating candidates for Board membership.

Leadership experience in industries addressing transformation, innovation, and disruption	• which provides insights regarding organizational agility and resiliency to address emerging needs and challenges for the Company’s business going forward.

Expertise in client and consumer interfaces and trends	• which enhances our focus on capabilities and functionalities delivering differentiated client experiences.

Expertise in cybersecurity, technology and digital evolution

• which contributes to our understanding of technology as both a challenge and an opportunity driving security and growth, and helps address emerging risks, innovation and competitiveness in the digital age.

20	SunTrust Banks, Inc. - 2019 Proxy Statement

Corporate Governance

We highlight each director’s or nominee’s specific skills, knowledge, and experience that the Governance and Nominating Committee and Board relied upon when determining whether to nominate the individual for election in the biographies at pages 3-7. A particular nominee may possess other skills, knowledge or experience even though they are not indicated in the biographies at pages 3-7.

The Board believes that all of the director nominees are highly qualified. The director nominees have significant leadership experience, knowledge and skills that qualify them for service on our Board, and, as a group, represent diverse views, experiences and backgrounds. All director nominees satisfy the criteria set forth in our Corporate Governance Guidelines and possess the personal and professional characteristics that are essential for the proper and effective functioning of the Board. Each nominee’s biography at pages 3-7 contains additional information regarding his or her experiences, qualifications and skills.

Shareholder Recommendations and Nominations for Election to the Board

Any shareholder may recommend persons for election to the Board. The Governance and Nominating Committee will evaluate candidates proposed by shareholders by evaluating such candidates in the same manner and using the criteria described above. The recommendation should state how the proposed candidate meets the criteria described above and should include the information required by our Bylaws.

In October 2018, SunTrust’s Board of Directors adopted Article II, Section 4 of our Bylaws implementing “proxy access” (the “Proxy Access Bylaw”). The Proxy Access Bylaw permits a shareholder, or a group of up to 20 shareholders, owning three percent or more of the outstanding shares of our common stock continuously for at least three years, to nominate and include in our proxy materials director nominees constituting up to the greater of two individuals or twenty percent of the Board, provided that the shareholder(s) and the nominee(s) satisfy the requirements specified in the Proxy Access Bylaw.

In accordance with the Proxy Access Bylaw, shareholder nominations of a director must be delivered to or mailed to and received by our Corporate Secretary not more than 150 days and not less than 120 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting of shareholders (the “Anniversary”). This Proxy Statement and the enclosed proxy are being first mailed to our shareholders on or about March 8, 2019. Therefore, to be timely for inclusion in our proxy materials for our 2020 annual meeting of shareholders, our Corporate Secretary must receive the notice to nominate one or more individuals for election using our proxy materials no later than the close of business on November 9, 2019 and not before October 10, 2019. The notice must contain the information required by the Proxy Access Bylaw, and the shareholder(s) and nominee(s) must comply with the information and other requirements in the Proxy Access Bylaw.

Our Bylaws also allow shareholders to submit nominations for directors to be considered at a meeting of shareholders where such nominees will not be included in our proxy materials. These provisions are separate from the requirements that a shareholder must meet in order to have a director nomination included in the proxy statement under the Proxy Access Bylaw.

Under these “advance notice” provisions of our Bylaws, nominations for director to be addressed at our next annual meeting of shareholders may be made by a shareholder entitled to vote who has delivered a written notice to the Corporate Secretary not more than 150 days and not less than 120 days prior to the Anniversary. Accordingly, director nominations pursuant to the advance notice provisions of our Bylaws for our 2020 annual meeting of shareholders must be received by the Corporate Secretary no later than the close of business on November 9, 2019 and not before October 10, 2019. The submission should include the information required by Article II, Section 3 of our Bylaws.

Shareholder nominations of directors pursuant to either the Proxy Access Bylaw or the advance notice provisions of our Bylaws should be addressed to SunTrust Banks, Inc., Attention: Corporate Secretary, Post Office Box 4418, Mail Code 645, Atlanta, Georgia 30302-4418.

Communications with Directors

The Board has adopted a process to facilitate written correspondence by shareholders or other interested parties to the Board. Persons wishing to write to the Board or a specified director, including the Lead Director, the independent directors as a group, the Chair of a Board committee, or a committee of the Board, should send correspondence to the Corporate Secretary at SunTrust Banks, Inc., P.O. Box 4418, Mail Code 645, Atlanta, Georgia 30302-4418. All communications so received from shareholders or other interested parties will be forwarded to the members of the Board or to the applicable director or directors if so designated by such person.

Communication with IR Department

Shareholders who wish to speak to a SunTrust representative regarding their investment in SunTrust may call 877-930-8971, write to SunTrust Banks, Inc., Attention: Investor Relations, P.O. Box 4418, Mail Code 645, Atlanta, Georgia 30302-4418, or email ankur.vyas@suntrust.com. You can also view information and request documents at investors.suntrust.com.

Investor Outreach

We began a formal, annual shareholder outreach program in 2012. Since that time, members of our Investor Relations and Legal departments have spoken with most of our thirty-five largest shareholders, and many of them multiple times. From October 2018 to January 2019, we offered to schedule calls with all, and had discussions with several, of our 35 largest shareholders. Topics included board composition and refreshment, executive management, corporate governance, executive compensation, and environmental and social issues.

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Corporate Governance

In September 2018, we established a Corporate Responsibility (CR) Office and hired a Director of Corporate Responsibility to lead our overall CR efforts. In our most recent shareholder engagement discussions, our Director of Corporate Responsibility participated to describe our key CR initiatives.

This shareholder outreach process provides important information to us, and investor feedback is shared with our Board of Directors.

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Executive Officers

Executive Officers

The Board elects executive officers annually following the annual meeting of shareholders to serve until the meeting of the Board following the next annual meeting. The following table sets forth the name of each executive officer and the principal positions and offices he or she holds with SunTrust.

Name	Age	Officers
William H. Rogers, Jr.	61	Chairman of the Board and Chief Executive Officer
Jorge Arrieta	64	Corporate Executive Vice President and General Auditor
Margaret Callihan	63	Corporate Executive Vice President and Chief Human Resources Officer
Scott E. Case	48	Corporate Executive Vice President and Chief Information Officer
Mark A. Chancy	54	Vice Chairman, Co-Chief Operating Officer and Consumer Segment Executive
Hugh S. Cummins III	56	Co-Chief Operating Officer and Wholesale Segment Executive
L. Allison Dukes	44	Corporate Executive Vice President and Chief Financial Officer
Ellen M. Fitzsimmons	58	Corporate Executive Vice President, General Counsel and Corporate Secretary
Ellen C. Koebler	49	Corporate Executive Vice President and Chief Risk Officer

William H. Rogers, Jr. Chairman and Chief Executive Officer. Mr. Rogers was named Chairman of the Board in 2012. He became Chief Executive Officer in 2011 after having served as Chief Operating Officer in 2010 and President since 2008. Mr. Rogers began his career with SunTrust in 1980. He has held roles reflecting an increasing set of responsibilities across all lines of business of SunTrust. He presently serves on the Federal Reserve Board of Governors’ Federal Advisory Council as a representative of the Federal Reserve Bank of Atlanta and is an active member of the business and philanthropic communities.

Jorge Arrieta. Corporate Executive Vice President and General Auditor. Mr. Arrieta has served as the General Auditor and overseen the Company’s internal audit function since 2010. Mr. Arrieta joined SunTrust in 1991 and has held various positions in the Company, including Regulatory Liaison, Chief Financial Risk Officer and Controller, and Chief Accounting Officer.

Margaret Callihan. Corporate Executive Vice President and Chief Human Resources Officer. Ms. Callihan has served as Chief Human Resources Officer since 2016. In this role, she oversees human resources strategy, organizational design, total rewards, talent acquisition, human resources operations, teammate relations, the diversity and inclusion program office, and teammate learning and development. Ms. Callihan previously served in a variety of commercial banking, retail banking, and geographic leadership roles with SunTrust. She previously led the South Florida, Southwest Florida, and Chattanooga regions, and served as retail line of business manager in Tennessee and Alabama. She serves on the board of Beall’s, Inc.

Scott E. Case. Corporate Executive Vice President and Chief Information Officer. Mr. Case has served as Chief Information Officer since February 2018. He is responsible for SunTrust’s Enterprise Information Services (EIS) division, the organizational unit that provides the Company’s overall technology and information-related support. Prior to re-joining SunTrust in 2018, Mr. Case was Chief Information Officer at Ciox Health.

From 2015 to 2017, he served as the chief technology officer for the Consumer Segment of SunTrust. Before that, Mr. Case worked at Bank of America as a Senior Technology Executive where he was responsible for corporate functions technology platforms.

Mark A. Chancy. Vice Chairman, Co-Chief Operating Officer and Consumer Segment Executive. Mr. Chancy was named Co-Chief Operating Officer and Consumer Segment Executive in February 2018. From 2017 to February 2018, he was Vice Chairman and Consumer Segment Executive. He is responsible for SunTrust’s Consumer Banking, Consumer Lending, Private Wealth Management, and Mortgage businesses and our Consumer Operations, Marketing, and Data and Analytics functions. From 2011 to 2017, he served as Corporate Executive Vice President and Wholesale Banking Executive responsible for the Corporate & Investment Banking, Commercial and Business Banking, Treasury & Payment Solutions, and Commercial Real Estate Banking lines of business. Prior to serving as Wholesale Banking Executive, Mr. Chancy served as SunTrust’s Chief Financial Officer for seven years. A 30-year financial services industry veteran, he joined SunTrust in 2001 as Corporate Treasurer through the Company’s acquisition of The Robinson-Humphrey Company, LLC, where he had served as Chief Financial Officer beginning in 1997. Mr. Chancy is a member of the board of SunTrust Robinson Humphrey, Inc. (“STRH”), the corporate and investment banking subsidiary of SunTrust Banks, Inc.

Hugh S. (“Beau”) Cummins III. Co-Chief Operating Officer and Wholesale Segment Executive. Mr. Cummins has served as Co-Chief Operating Officer and Wholesale Segment Executive since February 2018. From 2017 to February 2018, he was Corporate Executive Vice President and Wholesale Segment Executive. He is responsible for the Corporate & Investment Banking, Commercial Banking, Treasury & Payment Solutions, and Commercial Real Estate Banking lines of business as well as our Wholesale Operations, the SunTrust Efficiency Office, and Procurement functions. From 2013 to

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Executive Officers

2017, he served as Commercial and Business Banking Executive responsible for managing SunTrust’s division and region presidents. From 2007 to 2013, he served as Chairman, President & Chief Executive Officer of STRH and continues to serve on its board.

L. Allison Dukes. Corporate Executive Vice President and Chief Financial Officer. Ms. Dukes has served as Chief Financial Officer since March 31, 2018. As CFO, Ms. Dukes is responsible for SunTrust’s corporate finance functions, including Corporate Development, Corporate Tax, Corporate Controller, Corporate Real Estate and Workplace, Strategic Planning, Investor Relations and Corporate Treasury. From April 2017 until her appointment as CFO, she served as the head of Commercial & Business Banking for SunTrust, leading the line of business across all geographic divisions and overseeing the delivery of targeted industry specialties. From 2015 to April 2017, Ms. Dukes served as President and CEO of the Atlanta Division of SunTrust. From 2013 to 2014, she was Executive Vice President and Private Wealth Management Line of Business Executive where she oversaw the Company’s wealth management operations. Ms. Dukes serves on the board of Haverty Furniture Companies, Inc.

Ellen M. Fitzsimmons. Corporate Executive Vice President and General Counsel. Ms. Fitzsimmons joined SunTrust in January 2018 and is responsible for our legal affairs, government relations and corporate communications functions. She also serves as Chair of the Disclosure Committee and as Corporate

Secretary. Prior to joining SunTrust, Ms. Fitzsimmons was executive vice president of law and public affairs, general counsel and corporate secretary of CSX Corporation, a transportation company with 26,000 employees headquartered in Jacksonville, FL, from 2003 to 2017 where she directed the company’s legal affairs, government relations, corporate communications, security, environmental, audit, and corporate social responsibility functions. She also serves on the board of Ameren Corporation, a publicly traded power company.

Ellen C. Koebler. Corporate Executive Vice President and Chief Risk Officer. Ms. Koebler has served as Chief Risk Officer since January 1, 2019. She is responsible for the Company’s risk management, including credit, market, operational, technology and compliance risk, and oversees the risk review assurance function and portfolio risk analytics and modeling. From 2016 to 2018, she served as the consumer lending and deposit solutions executive for SunTrust with responsibility for development and ongoing portfolio management of SunTrust’s consumer lending products, as well as responsibility for the deposit, checking, and payment solutions of SunTrust. Prior to that, she served as the chief risk officer for E*TRADE. She originally joined SunTrust in May 2004 as managing director for corporate investment bank portfolio strategies. Since that time, Ms. Koebler held numerous roles in corporate risk management for SunTrust, including chief market risk and corporate analytics officer from 2014-2016 and chief market risk officer from 2013-2014.

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Executive Compensation

Executive Compensation

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

We welcome the opportunity to discuss in this Compensation Discussion and Analysis (CD&A) the material components of our executive compensation program. We also provide an overview of our executive compensation philosophy, compensation decisions, and the factors we considered in making those decisions. This CD&A focuses on our Named Executive Officers (NEOs) for 2018 which included our CEO, our CFO, our former CFO, and our next three most highly-compensated executive officers:

•	William H. Rogers, Jr., Chairman and CEO,

•	L. Allison Dukes, Chief Financial Officer,

•	Aleem Gillani, our former Chief Financial Officer[1],

•	Mark A. Chancy, Vice Chairman, Co-Chief Operating Officer and Consumer Segment Executive,

•	Hugh S. (“Beau”) Cummins III, Co-Chief Operating Officer and Wholesale Segment Executive, and

•	Scott E. Case, Chief Information Officer.

2018 Business Highlights

We delivered strong performance in 2018, as we grew earnings per share, improved efficiency and delivered higher capital return to our shareholders. These accomplishments reflect the consistency of our strategy and the diversity of our business model, as each operating segment made strong contributions to the Company’s overall financial performance. Specifically:

•	SunTrust increased earnings per share, earning $5.74 in 2018 compared to $4.47 on a GAAP basis, and $4.09 on an adjusted basis[2], in 2017.

•

We achieved our goal of improving our efficiency ratio and ended the year with an efficiency ratio of 61.6% and an adjusted tangible efficiency ratio (FTE)[2] of 59.6%, an improvement of 250 and 140 basis points, respectively, from 2017.

•	SunTrust increased its total payout ratio[3] from 89% to 103%.

Earnings Per Share2

Efficiency Ratio2

Total Payout Ratio3

1 Mr. Gillani retired from his position as CFO on March 31, 2018. He then continued as an employee of SunTrust until June 30, 2018 to assist with the transition of his responsibilities.

2 We provide a reconciliation from GAAP amounts to adjusted amounts in Appendix A on pages 57-58. GAAP EPS is the same as adjusted EPS except for 2012, 2013 and 2017.

[3] Total Payout Ratio = (Common Stock Dividends and Share Repurchases) / Net Income Available to Common Shareholders.

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Executive Compensation

Executive Compensation Principles and 2018 Highlights

Compensation Principle 1. Pay Should Be Competitive With the Market. Our executive compensation programs target compensation at competitive levels based primarily on benchmarking among a defined group of peer organizations. See “Market Competitiveness” below for more information on this practice. The elements of these 2018 programs, which include both fixed and variable compensation, are described below at “Components of Our Executive Compensation Program.”

Compensation Principle 2. A Substantial Portion of Pay Should Align With Performance. For 2018, 66% of target total direct compensation and 70% of our target long-term incentives for our NEOs were performance-based.

Our Annual Incentive Plan (AIP) is a performance-based plan that provides a potential payout based on achievement of performance goals for earnings per share (EPS), tangible efficiency ratio, and pre-provision net revenue (PPNR). Long-term incentives include (i) performance-vested restricted stock units tied to both return on tangible common equity (ROTCE) relative to Company goals and peer companies with a potential adjustment based on total shareholder return (TSR) relative to peers, and (ii) time-vested restricted stock units.

Compensation Principle 3. A Substantial Portion of Pay Should Be at Risk to Align With Risk Taken By Our Shareholders. Our long-term incentive plans are aligned with the risk taken by our shareholders as award values vary with our stock price and corporate performance over time. The level of awards under the performance-based restricted stock unit plan is based on our (i) ROTCE on both an absolute basis and a relative basis compared to peer companies, and (ii) TSR relative to our peers. Our Share Ownership and Retention Policy requires our CEO to own stock with a value equal to at least six times his base salary, and our Co-Chief Operating Officers and Corporate Executive Vice Presidents to own stock with a value equal to at least three times their base salary. These executives are also required to retain 50% of net shares received under plan-based awards for a minimum of one year, ensuring longer-term alignment with shareholder risk. The one year retention requirement applies to vested restricted stock and vested restricted stock units, as well as shares obtained upon exercise of stock options. See “Share Ownership and Share Retention Requirements” below.

Compensation Principle 4. Compensation Must Comply With Regulatory Guidance. In 2010, the Federal Reserve published final guidelines on incentive compensation that apply to all U.S. financial institutions. In response to these guidelines, we made a number of enhancements to our executive and other incentive plans to reduce risk or to further risk-adjust the payouts, as well as strengthen our controls and governance processes, including the following:

•	implemented an anti-hedging and anti-pledging policy,

•	expanded our use of clawbacks,

•	expanded our use of performance metrics that incorporate risk measures,

•	intensified our risk review of incentive compensation features and limits in relation to the business risk environment, and

•	eliminated our use of stock options.

We discuss these enhancements in the section below at “Compensation Policies that Affect Risk Management” and in this CD&A at “Recoupment of Incentive Compensation (Clawbacks).”

2018 Compensation Governance Summary

We continuously review our compensation programs and practices to ensure a balance between the interests of shareholders, regulators, and other interested parties, and also to ensure that we compensate executives and key management effectively and in a manner consistent with our stated compensation philosophy and objectives. Under the guidance of the Compensation Committee, we have taken the following actions in recent years to further strengthen governance of our compensation structure and practices:

•	Enhanced our existing policy governing our incentive compensation plans, including elevating that policy to one that is reviewed and approved annually by the Compensation Committee.

•

Adopted a formal, stand-alone recoupment policy which covers all incentive plans and strengthened clawbacks to include detrimental conduct features. See “Recoupment of Incentive Compensation (Clawbacks).”

•	Implemented an anti-hedging and anti-pledging policy. See “Executive Compensation Decision-Making Processes—Anti-Hedging and Anti-Pledging Policies.”

•	Terminated grandfathered change-in-control agreements that included excise tax gross-up provisions, and committed to not providing tax gross-ups in future agreements.

•	Increased share ownership and retention requirements for executive officers.

•	Included double-triggers on change in control payments.

•	Eliminated most perquisites.

•	Reviewed all of our incentive plans to ensure that the plans’ features and business controls met the Federal Reserve’s incentive compensation guidelines.

•	Refrained from providing employment agreements to NEOs and from guaranteeing NEOs employment for a specified term.

•

Institutionalized a periodic, comprehensive risk-review of all incentive plans. This review process is described in greater detail at “Compensation Policies that Affect Risk Management” in the section which follows this CD&A.

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Executive Compensation

Components of Our Executive Compensation Program

The principal components of our NEO compensation program and a summary of 2018 actions with respect to each component are described in the following table:

Component	Description	Summary of 2018 Actions

Base Salary	Fixed cash component. Recognizes level of responsibility, experience and individual performance. Reviewed annually and adjusted if and when appropriate.

Increased salaries of Messrs. Chancy and Cummins and Ms. Dukes based on expansion of roles and responsibilities, level of experience, and individual performance, and to better align with market practice. Also increased salary of Mr. Rogers based on individual performance and changes in market compensation.

Annual Incentive Plan (AIP)	Variable cash compensation component. The AIP is a performance-based award opportunity paid in cash. Rewards the achievement of annual performance goals.

Awards were based on achievement of earnings per share (EPS), tangible efficiency ratio, and pre-provision net revenue (PPNR) goals. Increased target opportunity for Messrs. Chancy and Cummins based on expansion of roles and responsibilities, experience, and individual performance, and to better align with market practice. Decreased target opportunity for Ms. Dukes as part of an adjustment to her overall pay mix relative to market practice based on the change in her position.

Long-Term Incentives (LTI)	Variable compensation component. Amount earned will vary based on stock price and corporate performance. LTI focuses attention on long-range objectives and future returns to shareholders.

The LTI grants consisted of performance-based restricted stock units (RSUs) and time-vested RSUs. Increased target opportunity for Messrs. Chancy and Cummins and Ms. Dukes based on expansion of roles and responsibilities, level of experience, individual performance, and to better align with market practice. Also increased target opportunity for Mr. Rogers based on individual performance and changes in market compensation, and made a special one-time award to Mr. Gillani.

• 70% Performance-based RSUs—payouts based on a return on tangible common equity (ROTCE) matrix, measuring both absolute ROTCE and ROTCE relative to peer companies, and a potential adjustment to the payout depending on our total shareholder return (TSR) relative to our peer group.

ROTCE maintains an overall profitability focus and a focus on building shareholder value. TSR aligns interests of executives with our shareholders by modifying awards based on an increase or decrease in our TSR relative to a banking industry peer group.

	• 30% Time-vested RSUs	For retention and to align executives’ interests with those of shareholders.

Retirement Plans	Intended to assist in attaining financial security during retirement.	Fixed compensation component. Plans were frozen after 2011.

401(k) Plan and Deferred Compensation	Fixed component of compensation. Qualified and nonqualified plans provide tax advantaged savings vehicles.	The Company matched employee 401(k) contributions up to 6%. The Company also paid an additional 1% discretionary contribution to employees in 2018.

Perquisites	Most perquisites were eliminated in 2008.	No change.

Pay for Performance

Our executive compensation programs are designed to align a substantial portion of pay to Company performance. The table and charts below outline the percent of value for each element of target total direct compensation.

Element	CEO	Other NEOs

Base Salary	13%	18%

Annual Incentive	26%	26%

LTI—Performance Vested RSUs	43%	39%

LTI—Time-Vested RSUs	18%	17%

Total Performance-Based	69%	65%

Total At-Risk	87%	82%

Performance-based compensation includes the AIP and performance-based RSUs. At-risk compensation consists of the AIP, performance-based RSUs and time-vested RSUs.

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Executive Compensation

2018 Chairman and CEO Compensation Mix

2018 Other NEOs Compensation Mix

Below we explain how our 2018 annual incentive awards and long-term incentive grants are tied to current year and future performance.

Annual Incentive Plan (AIP). Payments to NEOs under our AIP generally are based on the achievement of corporate performance objectives, as well as individual performance. NEO AIP award levels in 2018 were based on annual results for earnings per share (EPS, 50% weighting), tangible efficiency ratio (25% weighting), and pre-provision net revenue (PPNR, 25% weighting).

Long-Term Incentives (LTI). Our 2018 annual grants of LTI consisted of 70% performance-based RSUs and 30% time-based RSUs. The performance-based RSUs will be earned based on the achievement of an absolute earnings per share hurdle, then based upon a matrix which combines performance goals for our ROTCE relative to a peer group and absolute ROTCE, in both cases measured over the three years 2018-2020, with potential adjustment to the payout based on total shareholder return (TSR) relative to our peer group.

Grant Value	Grant Description	Performance Period	Performance Goals	Vesting[1]
70%	Performance-based RSUs	2018–2020	• Minimum EPS hurdle • SunTrust ROTCE measured against pre-set goals and relative to peer companies • SunTrust TSR rank compared to peer group	Earned awards vest on February 13, 2021. The Company imposes a mandatory one-year deferral on awards earned in excess of 130% of the target level.
30%	Time-vested RSUs	N/A	N/A	Vest ratably over 3 years on each anniversary of the grant date.

[1]	NEOs are required to retain 50% of the net shares that vest for a minimum of one year as required by our Share Ownership and Share Retention Requirements.

Analysis of 2018 Compensation Compared to 2017 Compensation

In 2018, we maintained our policy to deliver total direct compensation at competitive levels based primarily on benchmarking among a defined group of peer organizations.

In February 2018, the Company announced that Messrs. Chancy and Cummins would be taking on expanded roles and responsibilities with Mr. Chancy becoming Vice Chairman,

Co-Chief Operating Officer, and Consumer Segment Executive and Mr. Cummins becoming Co-Chief Operating Officer and Wholesale Segment Executive. In addition, the Company announced that Ms. Dukes would succeed Mr. Gillani as Corporate Executive Vice President and Chief Financial Officer on March 31, 2018. As a result, the Compensation Committee made various changes to their compensation as described below.

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Executive Compensation

The Compensation Committee increased salaries in 2018 for Messrs. Chancy and Cummins and Ms. Dukes relative to 2017 to reflect the scope of their additional responsibilities, their experience and their individual performance, as well as to better align with market practices. Mr. Rogers’ salary was also increased based on his performance and changes in market compensation. Salaries for the other NEOs were not adjusted.

Additionally, based on market practices relative to their new roles and responsibilities, in 2018 the Compensation Committee increased the target award percentages for Messrs. Chancy and Cummins, and decreased the target award percentage for Ms. Dukes, under our AIP. Funding of 2018 non-equity incentive compensation delivered through our AIP reflects a decrease compared to 2017 due largely to the Company’s performance relative to the 2018 AIP targets, although actual awards for certain NEOs remained stable on account of increases in their salaries or target award percentages. The AIP payments for our NEOs were determined based on Company performance and the Compensation Committee’s assessment of their individual contributions. We discuss AIP in greater detail below under “2. Annual Incentives.”

Long-term equity award targets for Messrs. Chancy and Cummins and Ms. Dukes were increased in 2018 based on their expanded responsibilities and market practice. The award target for Mr. Rogers was also increased based on his performance and changes in market compensation. In addition, the Compensation Committee made a special one-time award to Mr. Gillani, which we discuss in greater detail below.

Mr. Case re-joined the Company on January 29, 2018 and in connection with his hiring was awarded special cash bonuses of $850,000 paid at the time of his hiring and another $600,000 to be paid in February 2019 primarily due to foregone cash and equity incentive opportunities at his previous employer as well as to recognize differences in the pay mix structure from his prior job, namely more extensive use by the Company of equity-based long-term incentives with multi-year vesting requirements.

Finally, the change in net present value of future pension benefits for the NEOs decreased in 2018 compared to 2017. This comparison is driven by the fact that in 2018 the present value of pension benefits decreased due to increases in discount rates. We discuss pension benefits in greater detail below in “4. Benefits” and “2018 Pension Benefits Table.”

Executive Compensation Program Overview

Our current executive compensation program has four parts:

1. Salary.

2. Annual Incentives.

3. Long-Term Incentives, and

4. Benefits.

The various components of our 2018 NEO compensation program are described below.

1. Salary

We pay salaries to attract and retain talented executives. We target competitive levels of salary largely based on the salaries paid for comparable positions among our peer group.

The Compensation Committee generally considers annual increases to base salary after considering an individual’s performance, changes in market compensation, experience level, and/or changed responsibilities. In light of these factors, in 2018 the Compensation Committee increased (i) the salary of Mr. Rogers from $1,000,000 to $1,100,000, (ii) Mr. Chancy’s salary from $700,000 to $750,000, (iii) the salary of Mr. Cummins from $675,000 to $725,000, and (iv) the salary of Ms. Dukes to $600,000. The base salaries of the other NEOs were not adjusted in 2018.

The size of the base salary indirectly affects the size of the potential payment under the Annual Incentive Plan and under the Executive Severance Plan, which are discussed below under “2. Annual Incentives” and “4. Benefits”, respectively.

2. Annual Incentives

The AIP is a short-term cash incentive program which rewards the achievement of annual performance goals, primarily annual financial goals. We designed the AIP to:

•	Support our strategic business objectives.

•	Promote the attainment of specific financial goals.

•	Reward achievement of specific performance objectives.

•	Reinforce a culture of risk awareness, risk management, and risk mitigation.

•	Encourage teamwork.

All NEOs participate in the AIP. The amount paid to an executive under the AIP is a function of:

•	A target award amount expressed as a percentage of base salary.

•	The level of achievement of Company financial goals which were established by the Compensation Committee.

•	Payout amounts approved by the Compensation Committee which correspond to the Company’s actual level of performance as well as the executive’s influence on that performance.

We target our AIP opportunity at market competitive levels primarily based on benchmarking among a defined group of peer organizations. See “Market Competitiveness” below for more information on our peer organizations. In February of each year, the Compensation Committee determines the performance metrics which best support achievement of annual operating objectives and financial goals and

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Executive Compensation

establishes target performance goals based largely on management’s confidential business plan and corresponding budget for that year. The Compensation Committee considers multiple financial metrics with emphasis on revenue growth, expense management, and profit improvement.

For the 2018 AIP, we used the same three corporate performance measures as in 2017: tangible efficiency ratio (25% weight), pre-provision net revenue (PPNR, 25% weight), and earnings per share (EPS, 50% weight). Our tangible efficiency ratio is the ratio of our noninterest expense, excluding amortization expense, to our revenue. The Compensation Committee chose the tangible efficiency ratio because it is an important measure used by investors to evaluate how well we are managing our organization. The lower the efficiency ratio, the better for our shareholders, as it means that a greater percentage of each dollar of revenue is converted to profit. PPNR is the sum of net interest income and noninterest income (excluding securities gains or losses), less noninterest expense. The Compensation Committee selected this performance measure in order to drive growth in PPNR, which will allow us to increase operating leverage by focusing on quality revenue. PPNR is also a measure used by our primary federal banking regulator in the capital planning process. The Compensation Committee selected EPS as the third component of the AIP to better align pay with performance and to promote the interests of our shareholders.

The Compensation Committee also sets minimum and maximum performance levels for each performance measure. Actual payouts under the AIP depend on the level at which we achieve each of the performance measures. The Compensation Committee approved the following performance targets for 2018:

	2018 Annual Incentive Plan Objectives

	Minimum	Target	Maximum

Earnings Per Share (50% weight)	$4.80	$5.10	$5.25

Tangible Efficiency Ratio* (25% weight)	61.0%	60.0%	59.5%

Pre-Provision Net Revenue* (25% weight)	$3.45 Billion	$3.65 Billion	$3.75 Billion

Payout % of Target	0%	100%	150%

*	We provide a reconciliation from GAAP measures to adjusted financial measures in our 2018 Annual Report on Form 10-K in Table 29, which begins on page 73.

These goals reflected a robust plan to grow the business and progress towards our previously disclosed tangible efficiency ratio target of below 60%.

For the NEOs, AIP payments generally are based on corporate, rather than individual, performance objectives because NEOs hold positions that have a substantial impact on the achievement of those measures. This approach also reflects an expectation that collective performance will result in improved business execution and favorably impact shareholder value. However, the Compensation Committee retains the discretion to adjust (up or down) actual awards to individual NEOs based upon individual performance.

The Compensation Committee reviews actual performance relative to the pre-set goals which were established by reference to the Company’s confidential business plan and forecast. When evaluating whether those goals were achieved and determining final awards, the Compensation Committee has the discretion, pursuant to the terms of the AIP, to adjust GAAP earnings per share, tangible efficiency ratio, and PPNR for extraordinary, unusual or non-recurring items, including charges or costs associated with restructurings of the Company, discontinued operations and the cumulative effects of accounting changes. The Compensation Committee does this when actual results are affected by factors outside of management’s control or which were materially different from the assumptions underlying the Company’s business plan. The Compensation Committee may make such adjustments to both increase and decrease the performance measures of the AIP. The Compensation Committee did not make any adjustments to 2018 results.

The 2018 AIP for our NEOs was funded as follows:

	Weight	Results	Measure Funding Level	Blended Corporate Funding Level

Earnings Per Share	50.0%	$5.74	150.0%	107.0%
Tangible Efficiency Ratio	25.0%	60.2%	83.0%
Pre-Provision Net Revenue	25.0%	$3.539 Billion	47.0%

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Based on market practices and expansions in their roles during 2018, the Compensation Committee reviewed the overall pay mix and made adjustments to the target awards as a percent of base salary for Messrs. Chancy and Cummins, whose target opportunities were each increased to 165%, and for Ms. Dukes, whose target opportunity was decreased to 110%. For more information on adjustments to the overall pay mix for Messrs. Chancy and Cummins and Ms. Dukes, see “Analysis of 2018 Compensation Compared to 2017 Compensation” above. Also, for 2018, the Compensation Committee considered a number of factors in determining AIP awards for our NEOs, including activities during the year, financial performance of the Company, recommendations of our CEO, and other circumstances, but the Compensation Committee did not make any adjustments to the actual AIP awards for our NEOs from their funded amounts, except for the award to Mr. Gillani, which was paid at the target amount. The target, funded and actual 2018 AIP awards for our NEOs are set forth in the table below:

	Target as a % of Base Salary	Target Award	Funded Award	Actual Award

Mr. Rogers	200%	$2,200,000	$2,354,000	$2,354,000

Mr. Gillani[1]	110%	$346,379	$370,623	$346,379

Ms. Dukes[2]	110%	$667,562	$714,291	$714,291

Mr. Chancy	165%	$1,237,500	$1,324,125	$1,324,125

Mr. Cummins	165%	$1,196,250	$1,279,988	$1,279,988

Mr. Case[3]	100%	$461,644	$493,959	$493,959

[1]	Mr. Gillani’s prorated award reflects that his employment with SunTrust ended on June 30, 2018.

[2]	The Compensation Committee adjusted the target AIP percentage for Ms. Dukes on a prorated basis effective February 16, 2018.

[3]	Mr. Case’s AIP award was prorated based on his re-joining SunTrust on January 29, 2018.

3. Long-Term Incentives

A key objective of our long-term incentives is to reward management for effective long-term decision-making. These incentives focus attention on long-range objectives and future returns to shareholders. Long-term incentives also help achieve our objective of retaining top talent. The Compensation Committee ties the value of the long-term incentives for our NEOs entirely to corporate performance or stock price rather than to individual performance because of the role these executives play in the Company’s success. Since 2008, the long-term incentives for NEOs have been paid entirely in equity with no cash component. We determine the amount of long-term incentives based primarily on a review of market practices.

In 2018, consistent with prior practice, we split the long term incentive into two types of awards. This allows us to measure and reward performance differently. Those awards were:

Award	2018	2019	2020	2021	2022

RSUs–ROTCE and TSR (70%)

3-Year Performance Period

Hurdle: Minimum EPS

A determination of SunTrust ROTCE compared to pre-set absolute ROTCE goals as well as ROTCE relative to peers, then potentially adjusted based on relative TSR

				If earned, vests after the determination of results on Feb. 13, 2021	Hold 50% of Net Shares for 1 Year Minimum Additional one-year holding period to the extent any earned awards exceed 130% of target

RSUs–Time Vested (30%)	Time vested Equity ownership aligns executives with shareholders	One-third vests Feb. 13, 2019	One-third vests Feb. 13, 2020	One-third vests Feb. 13, 2021	Hold 50% of Net Shares for 1 Year Minimum

Changes from Prior Year. In 2018, we continued to use performance-based RSUs and time-vested RSUs. For our performance-based RSUs, we again used a minimum EPS hurdle and combined ROTCE in a matrix structure in order to balance both absolute and relative ROTCE performance, with a potential adjustment to the payout based on TSR relative to peers. In addition to meeting performance and service requirements, half of the net shares which vest under all awards are subject to a 1-year holding period under our Share Ownership and Share Retention Requirements. In addition, on February 13, 2018, the Compensation Committee made a special long-term award of time-vested RSUs to retiring CFO Aleem Gillani in consideration of the significant contributions he made during his tenure with the Company, as well as his commitment to a smooth transition of his responsibilities. The award had a value as of the grant date of $1,500,000 with 50% of the award vesting on the first anniversary of the grant date and the remaining 50% of the award vesting on the second anniversary of the grant date. Each RSU when vested will be settled in one share of SunTrust common stock. The award will continue to vest after Mr. Gillani’s retirement, and vesting is not contingent on his employment with SunTrust. This award is subject to our expanded recoupment (clawback) policy. Refer to “Recoupment of Incentive Compensation (Clawbacks)” below. No other special retention or long-term awards to our NEOs were made in 2018.

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2018 Performance-based RSUs—ROTCE and TSR. 70% of the annual long-term incentive was delivered via performance-based RSUs which require (1) the achievement of an earnings-per-share hurdle, (2) a determination of SunTrust absolute ROTCE, as well as ROTCE relative to a peer group, and (3) a determination of TSR performance relative to peers.

First, an EPS hurdle must be achieved to ensure that awards are consistent with banking safety and soundness. Second, provided that a cumulative $3.00 per share EPS target is achieved, a preliminary number of shares are earned based on a determination of SunTrust’s absolute ROTCE, as well as relative ROTCE rank among peer banks measured over the 3-year performance period and based on a matrix, and then modified by TSR performance relative to the peer group, as follows:

	Payout Percentage
SunTrust’s ROTCE rank	SunTrust Absolute ROTCE
	A%	B%	C%	D%

Within top 3	100%	120%	140%	150%

Second 3	75%	100%	120%	140%

Third 3	50%	75%	100%	120%

Bottom 3	0%	50%	75%	100%

There are three steps when determining the payout. First, SunTrust’s relative ROTCE rank among the peer group is determined and the appropriate row is selected. Next, the column corresponding to SunTrust’s absolute ROTCE is determined. The column headings “A%”, “B%”, “C%” and “D%” correspond to specific, absolute ROTCE targets set by the Compensation Committee based on the Company’s confidential business plan for the three-year performance period. Because these targets are based on the Company’s confidential business plan, the Company will not publicly disclose the actual target levels until the completion of the performance period.

Third, the payout determined under the ROTCE matrix is further adjusted, if applicable, based on relative TSR as indicated below:

SunTrust TSR Rank—Percentile	Payout Adjustment

Above 75th	+ 20%

Between 25th and 75th	No Adjustment

Below 25th	- 20%

Awards are capped—a combination of ROTCE and TSR performance may never exceed 150% of target.

These performance levels were established by the Compensation Committee with the involvement of management after review of the Company’s business plan and multi-year forecasts, current operating results, and peer performance.

Finally, we impose an additional one-year holding period to the extent any earned award exceeds 130% of target.

Dividends will not be paid on unvested awards but instead will be accrued and reinvested in equivalent shares of common stock and then paid only if the underlying award vests. These awards are subject to our expanded recoupment (clawback) policy. Refer to “Recoupment of Incentive Compensation (Clawbacks)” below.

Time-Vested RSUs. 30% of the annual LTI awards was delivered in time-vested RSUs, which vest annually over three years (i.e., one-third each year). We use time-vested RSUs instead of stock options to reduce the leverage to operating results, thereby reducing potential compensation risk, while continuing to align executives’ interests with shareholders through equity ownership.

Executives are required to retain 50% of net shares under both awards for a minimum of one year, ensuring longer-term alignment with shareholder risk. Time-vested awards are also subject to our expanded recoupment (clawback) policy. Refer to “Recoupment of Incentive Compensation (Clawbacks)” below.

Performance-Based Awards Granted in Prior Years.

Performance targets and actual results for the completed performance period for awards made in February 2016, which vested in February 2019, are described below. The underlying units were earned based on actual performance over the three-year measurement period compared to pre-established performance criteria.

2016 Performance-based Restricted Stock Units—Return on Tangible Common Equity (ROTCE) and Total Shareholder Return (TSR). In 2016, 70% of the long-term incentive was delivered via performance-based RSUs which required (1) the achievement of an earnings-per-share hurdle, (2) a determination of ROTCE performance relative to pre-set goals, as well as relative to a peer group, and (3) a determination of TSR performance relative to a peer group.

First, an EPS hurdle had to be achieved. Provided that a cumulative $3.00 per share EPS target was realized, a preliminary number of shares were earned based on SunTrust’s absolute ROTCE, as well as SunTrust’s ROTCE rank among peer banks, measured over the 3-year performance period, as follows:

	Payout Percentage
SunTrust’s ROTCE rank	SunTrust Absolute ROTCE
	≤9.5%	10.5%	11.0%	≥12%

Within top 3	120%	130%	140%	150%

Second 3	100%	120%	130%	140%

Third 3	50%	100%	120%	130%

Bottom 2	0%	50%	100%	120%

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Next, this preliminary number of earned shares was adjusted, if applicable, based on SunTrust’s relative TSR among peer banks measured over the 3-year performance period as follows:

SunTrust TSR Rank—Percentile	Payout Adjustment

Above 75th	+ 20%

Between 25th and 75th	No Adjustment
Below 25th	- 20%

Awards were further subject to the following conditions. First, awards were capped such that a combination of ROTCE and TSR performance could never result in a payout in excess of 150% of target. Second, we would impose a mandatory one-year deferral to the extent any earned award exceeded 130% of target.

When evaluating whether these goals were achieved and determining final awards, the Compensation Committee has the discretion, pursuant to the terms of our 2009 Stock Plan under which the 2016 awards were made, to adjust GAAP ROTCE for SunTrust or its peers for extraordinary, unusual or non-recurring items. The Compensation Committee does this when actual results are affected by factors outside of management’s control, materially impact core operating performance, or were materially different from the assumptions underlying the Company’s business plan. The Compensation Committee may make such adjustments to both increase and decrease the performance measures with respect to the LTI awards.

The Compensation Committee reviewed a number of potential adjustments related to the performance of SunTrust and its peers over the three-year performance period. The Compensation Committee exercised the discretion allowed under the 2009 Stock Plan to adjust for purposes of relative ROTCE the ROTCE of SunTrust and its peers to remove the financial impacts of the following items: (i) the fourth quarter of 2017 adoption of tax reform regulations arising from the Tax Cuts and Jobs Act of 2017, (ii) extraordinarily large gains from the sale of a business unit recognized in two quarters by one member of the peer group, and (iii) the settlement charge recognized by SunTrust in the fourth quarter of 2018 related to the termination of a legacy pension plan. The Compensation Committee would have made corresponding adjustments to SunTrust’s absolute ROTCE for these items but elected not to because the adjustments would not have impacted the absolute ROTCE payout level.

After making the adjustments described above, the Compensation Committee determined that the 3-year cumulative EPS of $13.81 exceeded the $3.00 hurdle, and that our 3-year adjusted ROTCE was 13.4%, which was sixth among peers, and that 140% of the grant was earned based on these results. Further, the Compensation Committee determined that our TSR for the 3-year performance period was 32.7%, which was between the 25th and 75th percentiles, resulting in no adjustment to the award. Combining these results, the Compensation Committee determined that 140% of the award vested on February 9, 2019.

4. Benefits

401(k) Plan and Deferred Compensation Plan. We offer a qualified 401(k) Plan and a nonqualified deferred compensation plan to provide tax-advantaged savings vehicles. We make matching contributions to the 401(k) Plan and the Deferred Compensation Plan to encourage employees to save money for their retirement. These plans, and our contributions to them, enhance the range of benefits we offer to executives and enhance our ability to attract and retain employees.

Under the 401(k) Plan for 2018, employees may defer from 1% to 50% of their eligible pay (subject to Internal Revenue Service limits). We match the first 6% of eligible pay. We may also provide an annual discretionary contribution to all employees equal to a certain percentage of eligible pay. Company contributions are deposited into investment funds based on participants’ directions.

We also maintain a nonqualified deferred compensation plan in order to further assist NEOs and certain other executives in saving for retirement. Under the Deferred Compensation Plan, participants may defer from 6% to 50% of base salary and from 6% to 90% of incentive compensation. The Deferred Compensation Plan also provides for a Company matching contribution equal to 6% of the participant’s eligible earnings in excess of the IRS qualified plan compensation limit. For NEOs who did not participate in the SunTrust SERP or the SunTrust Restoration Plan, the Company matching contribution of 6% is limited to the participant’s eligible earnings in excess of the IRS qualified plan compensation limit but not exceeding eligible earnings in excess of twice that limit. The Company contribution in respect of any participant (not including any discretionary contribution) may not be greater than the participant’s actual deferrals under the Deferred Compensation Plan. Because the Deferred Compensation Plan is unfunded, we account for all participants’ deferrals plus our matching contributions in phantom investment units which are converted to cash upon payment of benefits. Participants’ investment choices in the Deferred Compensation Plan are essentially the same investment options offered in the 401(k) Plan.

Perquisites and Other Benefits. We eliminated most perquisites and personal benefits on January 1, 2008 with the exception of limited personal use of corporate aircraft. The Company recognizes that permitting limited personal use of corporate aircraft for the CEO supports his ability to perform his duties throughout the Company’s service territory in a safe, secure environment and maximizes use of his time. Personal use of our corporate aircraft may constitute a personal benefit, and we disclose this benefit when the incremental cost of providing this benefit, together with the aggregate incremental cost of all other perquisites and personal benefits, is at least $10,000. In 2018, perquisites and other benefits for each NEO were less than $10,000.

Post-Termination Compensation—Retirement Plans. We previously provided teammates with certain pension benefits. However, at the end of 2011, the Compensation Committee froze the Company’s retirement plans, including (i) our qualified defined benefit pension plan, (ii) the SunTrust Banks, Inc. Supplemental Executive Retirement Plan (“SERP”), and (iii) the SunTrust Banks, Inc. ERISA Excess Plan (“Excess Plan”). As a result, the benefits provided under these plans were fixed and do not reflect subsequent salary increases or service credit.

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Additionally, pay credits under the cash balance formula provided by these plans (where applicable) ceased as of December 31, 2011. However, we continue to recognize service for vesting and eligibility requirements for early retirement, and interest credits under the cash balance formula will continue to accrue until benefits are distributed. Actual benefits vary for each NEO based on years of service, years remaining until retirement and compensation history. In lieu of traditional pension benefits, we increased the Company matching contribution opportunity under our defined contribution plans.

Post-Termination Compensation—Executive Severance Plan. None of our NEOs has an employment agreement which requires us to pay their salary or severance for any period of time. Instead, the Company has an Executive Severance Plan which replaced all legacy change in control (CIC) agreements. The Executive Severance Plan enhances our ability to attract and retain talented executives by providing severance benefits. The Executive Severance Plan also allows us to better standardize benefits among executives and to terminate all grandfathered CIC agreements, which included tax gross-up provisions. All remaining CIC Agreements were terminated effective in 2016.

Under the Executive Severance Plan, executives will receive benefits upon termination of employment in connection with a change in control, and lesser severance benefits in connection with certain other terminations, such as a reduction in force. Specifically, NEOs other than the CEO will receive an amount equal to 1.5 times their base salary, and the CEO will receive an amount equal to two times his base salary, in connection with their involuntary termination of employment in connection with a reduction in force, job elimination, divestiture, or changes to the NEO’s existing position where it is no longer an “equivalent position.” Also, NEOs including the CEO will receive an amount equal to two times their base salary and target bonus and a pro-rated portion of the annual bonus earned in the year of termination upon a termination of employment in connection with a change in control where the NEO’s employment is terminated without cause, or where the NEO resigns for good reason, during the 2-year period following a change in control. Vesting of long-term incentives may also accelerate upon termination of employment in connection with a change in control and certain other terminations in accordance with the plans and award agreements governing those incentives. Accelerated vesting of long-term incentives is discussed in more detail below at “2018 Potential Payments upon Termination or Change in Control.”

Executive Compensation Decision-Making Processes

Participants in Decision-Making

The Compensation Committee of the Board makes decisions regarding the compensation of our executives. Specifically, the Compensation Committee has strategic and administrative responsibility for a broad range of issues. These include ensuring that we compensate executives and key management effectively and in a manner consistent with our stated compensation philosophy and objectives and the requirements of the appropriate regulatory bodies. The Compensation Committee also oversees the administration of executive compensation plans, including the design of, performance measures and targets for, and award opportunities under, the executive incentive programs and certain employee benefits.

The Compensation Committee reviews executive officer compensation at least annually to ensure that senior management compensation is consistent with our compensation philosophy, Company and individual performance, changes in market practices, and changes in an individual’s responsibilities. The Compensation Committee has continued to consider individual performance, long-term potential, and other individual factors in making promotions and setting base salaries. Among the elements of individual performance considered by the Compensation Committee are leadership, talent management, risk management, and individual contributions to our improvement in financial performance, including growing the business, efficiency, and productivity.

At the Compensation Committee’s February meeting, the Compensation Committee conducts a more specific review which focuses on performance relative to annual and long-term incentive award targets for the most recently-completed fiscal year or performance period. This review considers corporate and individual performance, changes in an NEO’s responsibilities, data regarding peer practices, and other factors.

The Compensation Committee reviews and approves the compensation of the CEO, as well as the Co-Chief Operating Officers and the Corporate Executive Vice Presidents, which constitute the CEO and his direct reports and include the other NEOs. The CEO and members of our Human Resources function assist in the reviews of such direct reports. The Compensation Committee’s compensation consultant supports such reviews by providing data regarding market practices and making specific recommendations for changes to plan designs and policies consistent with our compensation philosophies and objectives. The CEO may also make recommendations to the Compensation Committee to adjust the amount paid to his direct reports based on performance relative to individual goals. With regard to senior officers other than the CEO, the Co-Chief Operating Officers and the Corporate Executive Vice Presidents, compensation is determined in part on market data, and the Compensation Committee annually reviews the general components of such compensation programs.

Compensation Consultant

To assist in efforts to meet the objectives outlined above, the Compensation Committee engages an independent executive compensation consulting firm to advise it on a regular basis on our executive compensation and benefit programs. The Compensation Committee engaged the consultant to provide general executive compensation consulting services and to respond to any Compensation Committee member’s questions and to management’s need for advice and counsel. In addition, the consultant performs special executive compensation projects and consulting services from time to time as directed by the Compensation Committee. The consultant reports to the Compensation Committee Chair. Pursuant to the Compensation Committee’s charter, the Compensation Committee has the power to hire and terminate such consultant and engage other advisors.

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The engagement of a compensation consultant raises the potential for conflicts of interest. To minimize the potential for conflicts of interest, we limit the use of the Compensation Committee’s consultant to only teammate compensation and benefits and non-employee director compensation matters. Also, we report to the Compensation Committee the amount of fees paid to the compensation consultant and the types of matters on which the consultant advised. In 2018, Frederic W. Cook & Co., Inc. (“FW Cook”) performed services solely for the Compensation Committee or other committees of our Board of Directors (including advising the Governance and Nominating Committee with respect to the compensation of our directors). The Compensation Committee determined that the work of FW Cook in 2018 did not raise any actual conflict of interest. Additionally, at its February 2019 meeting, the Compensation Committee determined that FW Cook was independent of management after considering several factors, including (1) whether FW Cook provided any other services to the Company; (2) the amount of fees received from the Company by FW Cook as a percentage of its total revenue; (3) FW Cook’s policies and procedures that are designed to prevent conflicts of interest; (4) any business or personal relationship of the compensation consultant with a member of the Compensation Committee; (5) the amount of SunTrust stock owned by FW Cook and its employees who advise the Compensation Committee or other committees of our Board; and (6) any business or personal relationships between the executive officers of the Company and FW Cook and its employees who advise the Compensation Committee or other committees of our Board.

Market Competitiveness

To ensure that we continue to offer competitive total compensation to our NEOs, annually the Compensation Committee reviews the marketplace in which we compete directly for executive talent. The Compensation Committee looks at the market primarily based on a select group of peer banking companies representing our direct competitors for business and talent and, when applicable, as a broader financial services industry. From this review, the Compensation Committee positions target total compensation—salary, short-term incentives, and long-term incentives—at competitive levels within this market. Total compensation, as well as each component of total compensation, is benchmarked separately.

The Compensation Committee did not change the peer group for compensation decisions in 2018, and the peer group continues to consist of:

• Bank of America Corporation • BB&T Corporation • Citizens Financial Group, Inc. • Fifth Third Bancorp • Huntington Bancshares, Inc. • KeyCorp	• M&T Bank Corporation • PNC Financial Services Group Incorporated • Regions Financial Corporation • U.S. Bancorp • Wells Fargo & Company

The Compensation Committee reviews other peer data occasionally and monitors compensation actions occurring within our industry. This is important as we strive to attract, retain and motivate our executive talent. We review financial services industry compensation data from published third-party surveys of financial services companies of approximately the same asset size. The Compensation Committee uses this data, in addition to the peer group data, largely in its review of base salaries, but the Compensation Committee also uses it when making short-term and long-term incentive decisions. We do this because in some cases, the availability of relevant peer information is limited for specific executive positions. We also do this because we may compete for the same executive talent with all financial services companies. Additionally, we believe that the integrity of our executive compensation decisions improves with additional information.

Other Data

Members of our Human Resources function regularly provide the Compensation Committee with information regarding the value of prior equity grants made to the CEO, the Co-Chief Operating Officers, and the Corporate Executive Vice Presidents. This information includes accumulated gains, both realized and unrealized, under restricted stock, stock option and other equity grants. Additionally, we provide the Compensation Committee with information regarding potential payments to our NEOs under various termination events, including retirement, termination for cause and not for cause, and upon a change in control. We provide the Compensation Committee with both the dollar value of benefits that are enhanced as a result of the termination event and the total accumulated benefit. We provide similar information in the “2018 Potential Payments Upon Termination or Change in Control Table” below, except that in that table we report only the amount that is enhanced as a result of the termination event in order to not double-count compensation that we reported in previous years. By having this information, the Compensation Committee is informed of possible scenarios that involve compensation.

Investor Outreach and Say-on-Pay

We began a formal, annual shareholder outreach program in 2012. Since that time, members of our Investor Relations and Legal departments have spoken with most of our thirty-five largest shareholders. These discussions have included providing an overview of, and updates with respect to, our executive compensation programs. We provide more information about these discussions in this Proxy Statement at “Investor Outreach” above in the “Corporate Governance” section.

The Compensation Committee attempts to balance the interests of shareholders, regulators and other interested parties.

90%	In each of the last nine years, more than 90% of the votes cast were in favor of our executive compensation programs, including over 97% in favor last year.

We are proud of these results and believe our shareholders support our compensation policies and programs. Due to this

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consistent strong support, we did not make any material changes to our 2018 compensation policies as a result of the advisory vote on executive compensation.

Other Guidelines and Procedures Affecting Executive Compensation

Grants of Stock-Based Compensation. The Compensation Committee approves all grants of stock-based compensation to each executive officer. The Compensation Committee also approves the size of the pool of stock-based awards to be granted to other employees and delegates to the CEO the authority to make and approve specific grants to employees other than the Co-Chief Operating Officers and the Corporate Executive Vice Presidents. The Compensation Committee reviews such grants and oversees the administration of the program.

Stock-Based Compensation—Procedures Regarding Timing and Pricing of Grants. Our policy is to make grants of equity-based compensation only at current market prices (which may include an average of closing prices over a specified number of days ending on or about the date that a grant is made). Absent special circumstances, it is our policy to make most equity grants at the February meeting of our Board. However, we make a small percentage of grants at other times throughout the year, mostly on the date of regularly-scheduled meetings of the full Board in connection with specific circumstances, such as the hiring or promotion of a teammate or special retention circumstances.

We try to make annual stock-based grants at approximately the same time each year and when they will not be influenced by scheduled releases of information. We do not otherwise time or plan the release of material, non-public information for the purpose of affecting the value of executive compensation. Instead, these awards primarily have grant dates corresponding to the date of the February Board meeting. We chose the February meeting of our Board because it is the first meeting of the Board after we have publicly announced financial results for the completed year. This date also allows time for performance reviews following the determination of corporate financial performance for the previous year. This permits us to make grants at a time when our financial results have already become public. We believe we minimize the influence of our disclosures of non-public information on these long-term incentives by selecting dates well in advance and which fall several days or weeks after we report our financial results, and by setting the vesting period at one year or longer. We follow the same procedures regarding the timing of grants to our executive officers as we do for all other participants.

Recoupment of Incentive Compensation (Clawbacks)

For several years, the Compensation Committee has made all of our incentive award agreements, both long and short-term, subject to stringent recoupment provisions. These provisions allow the Company to recoup or cause the forfeiture of compensation in the event of certain business unit or line of business losses, detrimental conduct, or financial statement restatements, after taking into account the magnitude of the loss, the employee’s involvement in the loss, the employee’s performance, and any other factors deemed appropriate.

SunTrust and the Board are committed to pursuing recoupment actions and other sanctions (including termination of employment) against current and former teammates believed to have acted unethically. We have a standing committee comprised of internal leaders who track significant events for possible recoupment and other appropriate sanctions. At least quarterly, the Compensation Committee reviews the status of matters tracked by this committee.

In July 2015, the SEC published proposed rules regarding the disclosure and administration of clawback policies. In November 2015, SunTrust early-adopted a formal, written recoupment policy that meets or exceeds the proposed SEC requirements. In addition, our policy memorializes SunTrust’s existing practice of including provisions authorizing the Company to clawback incentive compensation in essentially every incentive award agreement for essentially every employee. This includes both performance-vested and time-vested compensation. You can view the policy on our Investor Relations website, investors.suntrust.com, under the heading “Governance.”

Share Ownership and Share Retention Requirements

We have adopted share ownership and share retention requirements for non-employee directors and for executive management to formalize these important principles. A summary of the requirements is provided below.

Position	Stock Ownership Requirement	Share Retention Requirement
CEO	6X Base Salary	50% retention requirement for one year and until ownership requirement is met
Co-Chief Operating Officers and Corporate Executive Vice Presidents	3X Base Salary	50% retention requirement for one year and until ownership requirement is met

Executives are required to retain 50% of net shares (as defined below) for a minimum of one year, and thereafter such shares may be sold only to the extent they exceed the ownership requirement. This ensures longer-term alignment with shareholder risk. Net shares means shares acquired from Company-sponsored incentive compensation plans after payment of transaction costs, including exercise prices and income taxes, whether or not shares are actually sold to pay these exercise costs.

We allow these officers five years to meet the ownership requirement from the date they became an executive officer. We count unvested time-based restricted stock and our common stock or its equivalent held in the 401(k) Plan and phantom shares held in nonqualified plans. We do not count

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unvested performance shares, or vested or unvested stock options. The CEO, our Co-Chief Operating Officers and each Corporate Executive Vice President met the requirements of this policy in 2018 as it applied to him or her.

Our Share Ownership and Retention Policy was recently amended with respect to our non-employee directors. Previously, this policy required non-employee members of our Board to own at least 15,000 shares of our common stock. As our share price increased in recent years, this resulted in our directors receiving fewer shares in connection with their annual equity grants, which are now valued at $140,000 on the date of the grant. In addition, this fixed share requirement resulted in a minimum ownership level that was approximately three times greater than the median of our peer group based on a review performed for our Governance and Nominating Committee by FW Cook. As a result, the Governance and Nominating Committee recommended that the policy be changed, and the Compensation Committee amended the policy in February 2019, to require non-employee directors to own shares of our stock with a value equal to at least five times the amount of their annual cash retainer (currently, $90,000 for a share ownership requirement of $450,000). We count unvested time-based restricted stock and restricted stock units and deferred or phantom stock towards this requirement. We allow members of the Board five years in which to meet this requirement. Presently, all Board members are in compliance with this requirement as it applies to them.

Anti-Hedging and Anti-Pledging Policies

We prohibit our executive officers and directors from hedging the risk of ownership of SunTrust stock. We also prohibit directors and executive officers from pledging shares of SunTrust stock. None of our executive officers or directors have hedged or pledged any of their SunTrust shares.

Tax Considerations

We consider the tax treatment of various forms of compensation and the potential for excise taxes to be imposed on our NEOs which might have the effect of hindering the purpose of such compensation. While we do not design our compensation programs solely for tax purposes, we design our plans to be tax efficient for us where possible and where the design does not add undue complexity to the plans or their administration. This requires us to consider several provisions of the Internal Revenue Code. While we endeavor to use tax-efficient compensation structures when feasible, the Compensation Committee has the discretion to deliver non-deductible forms of compensation.

Compensation Policies that Affect Risk Management

We maintain incentive compensation plans for a large number of teammates in addition to our executive officers. In this section, we describe some of our policies regarding our use and management of our incentive compensation plans and how we manage risks arising from our use of incentive compensation. We do not believe that the risks which may arise from our compensation policies and practices are reasonably likely to have a material adverse effect on the Company.

We Use Incentives Differently Based on Job Type. We have two primary annual incentive plans. Our NEOs, executive officers, most managers and certain key teammates participate in the AIP. These are teammates with broader, company-wide and/or strategic responsibilities. This includes headquarters executives as well as leaders in various functions, such as Finance, Enterprise Risk, Legal, and Human Resources. The AIP provides an annual payout if performance exceeds pre-established corporate goals and/or if pre-established divisional and individual goals are achieved. For the CEO and his direct reports, funding of these awards is based entirely on corporate performance. For other enterprise level officers, these awards are funded based 50% on corporate performance and 50% on the performance of the officer’s line of business or functional area (e.g., the Finance Department). Awards for other employees generally are funded based 25% on corporate performance, 25% on line of business or functional area performance, and 50% on an individual funding component that is triggered by meeting a minimum threshold of net income available to common shareholders. In 2018, we used earnings per share (EPS), tangible efficiency ratio and pre-provision net revenue (PPNR) as the metrics for corporate performance. Regardless of the level of funding for the AIP, each individual award is 100% discretionary, and actual awards may be more or less than the funded amount.

Other executives and groups of teammates participate in annual incentive plans designed to support the objectives of the line of business in which they reside. We refer to these as Functional Incentive Plans (FIPs). The primary purpose of FIPs is to drive teammate behavior in a direction consistent with the business objectives of the unit, line of business, and the Company. These incentive plans are generally used to encourage production consistent with effective sales and business practices and are a focal point for setting and measuring individual performance.

We Create Different Incentive Plans for Different Jobs. We use FIPs to link teammate compensation to the successful achievement of client facing related goals. We structure FIPs to drive behaviors that directly affect revenue or productivity and use FIPs as the method for determining payouts to individuals based on identified performance measures. In 2018, we used 33 separate FIPs. While our FIPs have many common features and plan terms, generally they are either a commission plan, incentive plan or a bonus plan. Commission plans pay incentives based on production less a monthly draw. Incentive plans pay awards based on formulas tied to sales and revenue growth above a threshold. Bonus plans provide annual discretionary awards from a pool of dollars funded through business unit profit and/or revenue performance.

How We Manage Risks Arising From Incentive Compensation. We manage risks that may arise from our incentive compensation in several ways:

Balanced Risk-Taking Incentives. We balance incentive compensation arrangements with our financial results. We

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Executive Compensation

review our incentive plans regularly to ensure that they do not provide incentives to take excessive or unnecessary risks.

Controls and Risk Management. We use risk-management processes and internal controls to reinforce and support the development and maintenance of our incentive compensation arrangements.

Strong Corporate Governance. We reinforce our compensation practices with strong corporate governance. We describe the active role of the Compensation Committee of our Board in the “Board Committees and Attendance” section above and in this “Compensation Discussion and Analysis” section of this Proxy Statement. Compensation Committee governance includes a report by the Chief Risk Officer on the management of risk in our incentive plans. Additionally, senior leaders (Chief Executive Officer, Chief Financial Officer, Chief Risk Officer, Chief Human Resources Officer and Director of Total Rewards) review the effectiveness of our incentive plans.

Use of Performance Measures that Include or Adjust for Risk. We assess the effect of risk on our incentives in numerous ways. Under the AIP, we use performance metrics which are closely correlated to shareholder return. These implicitly include an important risk focus. Under our FIPs, we use a variety of methods that either directly or indirectly include risk measures, including the use of discretion in determining awards.

Management of Risk Realization. We also utilize a variety of techniques to address risks that we may realize.

Clawbacks and Forfeitures. We have expanded our clawback and forfeiture provisions for incentive compensation plans. We discuss these in greater detail in “Recoupment of Incentive Compensation (Clawbacks)” above.

Deferred Compensation. We standardized long-term mandatory deferred cash compensation arrangements, which are subject to forfeiture provisions, for certain employee populations. We continue to monitor the use of deferred compensation from a competitive market perspective.

Qualified Production. Our incentive plans include language that reinforces our compliance and control policies. Examples include the exclusion of certain types of transactions or sales from commission calculations due to exceptions, the reduction in qualified production for certain types of higher risk products, and the potential to forfeit awards as a result of realized losses.

Other Measures. We began conducting comprehensive annual reviews of all of our incentive compensation plans, with an emphasis on risk-adjusted pay for performance, following the finalization by the Federal Reserve in 2010 of its “Guidance on Sound Incentive Compensation Policies.” As a result of these reviews, over the previous several years, we implemented a number of additional risk mitigation measures in our incentive compensation plans, the most significant of which were:

Reduced Sensitivity to Short-Term Performance. We “de-leveraged” total compensation in select positions by increasing base pay and reducing short-term incentives.

Senior Management Differentiation. We created a focus to distinguish senior leaders’ responsibility for profitability and influence on risk-taking, rather than on new production.

Expanded Use of Plan Limits. We expanded our use of plan features to limit compensation that otherwise might have been paid in inappropriate situations. These include the increased use of clawback and forfeiture provisions for incentive compensation plans, mandatory long-term deferrals and limiting payouts to qualified production.

Additionally, we added process enhancements which included:

Monitoring and Validation. For certain FIPs, we compare the incentives paid in recent years relative to specific financial performance metrics.

Integration of Risk and Finance Functions. Risk and Finance representatives partner with FIP developers in the ongoing planning, design and implementation of FIPs to incorporate risk measures.

Business and Sales Practices. We have established Enterprise and Segment business and sales practices committees that review the design of our incentive plans and implement governance initiatives that mitigate the risk of client harm and excessive risk taking.

Compensation Committee Report

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee of the Board of Directors.

Paul R. Garcia, Chair	M. Douglas Ivester	Donna S. Morea

David M. Ratcliffe	Frank P. Scruggs, Jr.	Steven C. Voorhees

February 26, 2019

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2018 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary		Bonus		Stock[1,2] Awards	Option[1] Awards	Non- Equity Incentive Plan Comp.	Changes in Pension Value and Nonqualified Deferred Compensation Earnings	All[3] Other Comp.	Total
William H. Rogers, Jr.	2018	$1,100,000		—		$5,246,044	—	$2,354,000	—	$115,870	$8,815,914
Chairman and	2017	$1,000,000		—		$4,621,673	—	$3,000,000	$822,174	$148,215	$9,592,062
Chief Executive Officer	2016	$1,000,000		—		$4,392,043	—	$2,086,245	$474,942	$220,177	$8,173,407
L. Allison Dukes	2018	$574,795	[8]	50,000	[9]	$1,261,079	—	$714,291	—	$38,788	$2,638,953
Corporate Executive V.P.
and Chief Financial Officer[4]
Aleem Gillani	2018	$313,151		—		$1,500,013	—	$346,379	—	$101,631	$2,261,174
Former Corporate Executive V.P.	2017	$635,000		—		$1,176,508	—	$1,113,213	$11,266	$91,771	$3,027,758
and Chief Financial Officer[5]	2016	$611,667		—		$1,173,922	—	$817,513	$9,995	$102,634	$2,715,731
Mark A. Chancy	2018	$750,000		—		$3,026,617	—	$1,324,125	—	$147,523	$5,248,265
Vice Chairman, Co-Chief	2017	$693,750		—		$1,661,880	—	$1,388,229	$203,076	$106,826	$4,053,761
Operating Officer and Consumer Segment Executive	2016	$658,333		—		$4,579,288	—	$976,119	$108,268	$112,903	$6,434,911
Hugh S. Cummins III	2018	$725,000		—		$2,774,387	—	$1,279,988	—	$40,792	$4,820,167
Co-Chief Operating Officer	2017	$668,750		—		$1,200,227	—	$1,339,566	$15,826	$20,820	$3,245,189
and Wholesale Segment Executive[6]
Scott E. Case	2018	$461,644		900,000	[10]	$907,985	—	$493,959	—	$16,976	$2,780,564
Corporate Executive V.P. and Chief Information Officer[7]

[1]

We report all equity awards at the full grant date fair value of each award calculated in accordance with FASB ASC Topic 718. Please refer to Note 17 to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018, and Note 15 to our financial statements in our Annual Report on Form 10-K for the years ended December 31, 2017 and 2016, respectively, for a discussion of the assumptions related to the calculation of such values.

[2]

For awards that are subject to performance conditions, we report the value at the grant date based upon the probable outcome of such conditions consistent with our estimate of aggregate compensation cost to be recognized over the service period determined under FASB ASC Topic 718, excluding the effect of estimated forfeitures. The maximum number of 2018 performance-based RSU (ROTCE/TSR) awards that may be earned multiplied by the per unit accounting value for the grant of $68.78, are as follows: Mr. Rogers—$5,529,087; Ms. Dukes—$1,329,140; Mr. Chancy—$3,189,914; Mr. Cummins—$2,924,045; and Mr. Case—$957,005.

[3]

Total perquisites and other personal benefits for each NEO were less than $10,000 in 2018. The amount shown as “All Other Compensation” for 2018 includes the following: (a) 401(k) Company contributions (includes Company matching and discretionary contributions to both the 401(k) Plan and the Deferred Compensation Plan) for Mr. Rogers—$112,305; Ms. Dukes—$37,027; Mr. Gillani—$100,198; Mr. Chancy—$144,271; Mr. Cummins—$38,400; and Mr. Case—$16,500; and (b) supplemental disability insurance premiums for Mr. Rogers—$3,565; Ms. Dukes—$1,762; Mr. Gillani—$1,433; Mr. Chancy—$3,251; Mr. Cummins—$2,392; and Mr. Case—$476.

[4]	This is the first year that Ms. Dukes is a NEO.

[5]	Mr. Gillani retired from his position as CFO on March 31, 2018. He then continued as an employee of SunTrust until June 30, 2018 to assist with the transition of his responsibilities.

[6]	This is the second year that Mr. Cummins is a NEO.

[7]	This is the first year that Mr. Case is a NEO.

[8]	Reflects base salary adjustment for Ms. Dukes which took effect February 16, 2018.

[9]	Reflects one-time payment related to transition of responsibilities to a Corporate Executive Vice President position.

[10]

Reflects 2018 signing bonus discussed in “Analysis of 2018 Compensation Compared to 2017 Compensation” above as well as additional one-time payment related to responsibilities as a Corporate Executive Vice President.

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2018 GRANTS OF PLAN-BASED AWARDS

In this table, we provide information concerning each grant of an award made to an NEO in the most recently completed year. This includes awards under the Annual Incentive Plan and performance-vested and time-vested restricted stock unit awards granted under the SunTrust Banks, Inc. 2009 Stock Plan or 2018 Omnibus Incentive Compensation Plan, all of which are discussed in greater detail in this Proxy Statement at “Compensation Discussion and Analysis.” Half of the vested net shares awarded under the RSUs are subject to an additional one-year holding period under the Share Ownership and Share Retention Requirements, which ensures longer-term alignment with shareholder risk. These awards are also subject to our recoupment (clawback) policy. Refer to “Recoupment of Incentive Compensation (Clawbacks)” above.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All other stock awards: Number of shares of stock or units(#)	Grant Date Fair Value of Stock Award
Name		Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Rogers	AIP[1]	1/1/2018	—	2,200,000	4,400,000

	RSU[2]	2/13/2018				—	53,592	80,388		3,686,058

	RSU[3]	2/13/2018							22,968	1,559,986

Dukes	AIP[1]	1/1/2018	—	667,562	1,335,123

	RSU[2]	2/13/2018				—	12,883	19,325		886,093

	RSU[3]	2/13/2018							5,521	374,986

Gillani	AIP[1]	1/1/2018	—	346,379	692,758

	RSU[2]	2/13/2018

	RSU[3]	2/13/2018							22,085	1,500,013

Chancy	AIP[1]	1/1/2018	—	1,237,500	2,475,000

	RSU[2]	2/13/2018				—	30,919	46,379		2,126,609

	RSU[3]	2/13/2018							13,251	900,008

Cummins	AIP[1]	1/1/2018	—	1,196,250	2,392,500

	RSU[2]	2/13/2018				—	28,342	42,513		1,949,363

	RSU[3]	2/13/2018							12,147	825,024

Case	AIP[1]	1/1/2018	—	461,644	923,288

	RSU[2]	2/13/2018				—	9,276	13,914		638,003

	RSU[3]	2/13/2018							3,975	269,982

[1]

Annual Incentive Plan. Represents award opportunity under the Annual Incentive Plan (AIP). Subject to minimum performance. Maximum awards are limited to 200% of target amount. Amounts actually earned for 2018 are reported in the Summary Compensation Table in the column, “Non-Equity Incentive Plan Compensation.”

[2]

Performance-Vested RSUs-ROTCE and TSR. Performance-vested restricted stock units granted under the SunTrust Banks, Inc. 2009 Stock Plan or 2018 Omnibus Incentive Compensation Plan. The grant cliff-vests after three years (performance period is 2018-2020; i.e., award does not vest at all until after three years) provided that (1) an earnings-per-share hurdle is achieved, and then to the extent of (2) ROTCE both on an absolute basis and relative to our peer group, and (3) potentially further modified by TSR performance relative to our peer group. Depending on performance, 0% to 150% of the target number of restricted stock units can vest. Awards will be denominated in and settled in shares of SunTrust common stock. Dividends will not be paid on unvested awards but instead will be accrued and reinvested in equivalent shares of SunTrust common stock and paid if and when the underlying award vests.

[3]

Time-Vested RSUs. Time-vested restricted stock units granted under the SunTrust Banks, Inc. 2009 Stock Plan or 2018 Omnibus Incentive Compensation Plan. Awards vest pro rata annually over three years (i.e., one-third each year). Awards will be denominated in and settled in shares of SunTrust common stock. Dividends will not be paid on unvested awards but instead will be accrued and reinvested in equivalent shares of SunTrust common stock and paid if and when the underlying award vests.

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OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2018

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Vesting Date	Number of Shares of Stock That Have Not Vested	Market[1] Value of Shares of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares of Stock That Have Not Vested	Equity[1] Incentive Plan Awards: Market Value of Unearned Shares of Stock That Have Not Vested
William H. Rogers, Jr.	84,439		$29.20	4/1/2021
	136,200		$21.67	2/14/2022
	110,121		$27.41	2/26/2023
					2/9/2019	108,690	$5,842,324
					2/13/2019	7,656	$386,169
					2/14/2019	7,560	$381,326
					2/13/2020	7,656	$386,169
					2/14/2020	7,561	$381,377	52,923	$2,669,436
					2/13/2021	7,656	$386,169	53,592	$2,703,180
L. Allison Dukes	5,061		$27.41	2/26/2023
					2/9/2019	2,172	$109,556
					2/13/2019	1,840	$92,810
					2/14/2019	1,450	$73,138
					8/9/2019	23,485	$1,184,583
					2/13/2020	1,840	$92,810
					2/14/2020	1,450	$73,138
					2/13/2021	1,841	$92,860	12,883	$649,819
Aleem Gillani[2]					2/9/2019	28,531	$1,439,104
					2/13/2019	11,042	$556,958
					2/14/2019	1,925	$97,097
					2/13/2020	11,043	$557,009
					2/14/2020	1,925	$97,097	13,472	$679,528
Mark A. Chancy	27,716		$29.20	4/1/2021
	55,400		$21.67	2/14/2022
	44,846		$27.41	2/26/2023
					2/9/2019	84,318	$4,253,000
					2/13/2019	4,417	$222,793
					2/14/2019	2,719	$137,146
					2/9/2020	45,235	$2,281,653
					2/13/2020	4,417	$222,793
					2/14/2020	2,718	$137,146	19,030	$959,873
					2/13/2021	4,417	$222,793	30,919	$1,559,554
Hugh S. Cummins III	45,600		$21.67	2/14/2022
	43,185		$27.41	2/26/2023
					2/9/2019	73,461	$3,705,373
					2/13/2019	4,049	$204,232
					2/14/2019	1,963	$99,014
					2/9/2020	45,235	$2,281,653
					2/13/2020	4,049	$204,232
					2/14/2020	1,964	$99,064	13,744	$693,247
					2/13/2021	4,049	$204,232	28,342	$1,429,570
Scott E. Case					2/13/2019	1,325	$66,833
					2/13/2020	1,325	$66,833
					2/13/2021	1,325	$66,833	9,276	$467,881

[1]	Market value of unearned shares that have not vested is based on the closing market price of SunTrust common stock on December 31, 2018 ($50.44 per share).

[2]

Mr. Gillani retired from his position as CFO on March 31, 2018 and then continued as an employee of SunTrust until June 30, 2018 to assist with the transition of his responsibilities. Mr. Gillani’s awards continue to vest into his retirement in accordance with the terms of the awards subject to Mr. Gillani’s performance of certain non-competition, non-solicitation, non-disclosure and non-disparagement covenants following his retirement through the end of the respective vesting periods.

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2018 PENSION BENEFITS TABLE

SunTrust previously provided its teammates with certain pension benefits. These benefits were frozen at the end of 2011. As a result, beginning on January 1, 2012, pension benefits do not increase to reflect salary increases or service after December 31, 2011. Service will continue to be recognized only for the purposes of vesting and eligibility requirements for early retirement, and unvested participants may continue to accumulate service towards vesting in their frozen benefits. The net present value of the frozen benefit changes from year to year as a result of increased age and changed mortality assumptions, changed interest rates and, with respect to cash balance plans, interest credits.

Personal Pension Accounts. We amended pension benefits to provide for a cash-balance formula effective January 1, 2008. Participants with at least 20 years of service elected either (i) to continue to accrue benefits under a traditional pension formula at a lower accrual rate, or (ii) to participate in a new cash balance personal pension account (“PPA”). The only NEO who met these criteria was Mr. Rogers. Participants with less than 20 years of service will receive their frozen accrued benefit under the traditional pension formula as of December 31, 2007 plus their account balance under the PPA. New participants after 2007 participated only in the PPA. On January 1, 2012, compensation credits under the PPAs ceased, although balances under the PPAs continue to accrue interest until benefits are distributed, and service will continue to be recognized for vesting and eligibility requirements for early retirement.

Policies on Age and Service Credit. Because our plans are frozen, age and service have less relevance. In the past, as a general rule, we did not grant extra years of service under our qualified or nonqualified plans, and we did not grant any NEO extra years of service under our qualified or nonqualified plans. However, our Supplemental Executive Retirement Plan (“SERP”), which normally has cliff vesting after attainment of age 60 with at least 10 years of service, provides automatic vesting (regardless of age or service) following a change of control and upon a participant’s termination of employment for good reason or our or our successor’s termination of the executive’s employment without cause following a change in control (double trigger).

Benefits Available Upon Early Retirement. Most of our pension plans provide for a reduced benefit upon early retirement (retirement prior to “normal retirement age”). Normal retirement age under the SunTrust Retirement Plan and the SunTrust ERISA Excess Plan is age 65 with at least five years of service. Normal retirement age under the SunTrust SERP is age 65 with at least ten years of service. These early retirement reductions apply to accrued benefits that were frozen as of December 31, 2007 in connection with the retirement plan changes and to those who were eligible to continue accruing benefits under a traditional pension formula. Benefits under the SunTrust Retirement Plan, the SunTrust ERISA Excess Plan and the SunTrust SERP are reduced 5% per year for each year that an individual retires prior to age 65 (unless the teammate was hired by SunTrust prior to July 1, 1990, in which case the reduction applies only for retirement prior to age 60).

Form of Benefits. The normal form of benefit under the SunTrust Retirement Plan is a life annuity for an unmarried participant and a 50% joint and survivor annuity for a married participant, and a lump sum under the nonqualified plans (i.e., the SunTrust ERISA Excess Plan and the SunTrust SERP). Payment of benefits accrued and vested after 2004 from the nonqualified retirement plans may be delayed for up to six months after a participant’s separation from service because of restrictions under Section 409A of the Internal Revenue Code.

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Name	Plan Name	Status	Number of Years Credited Service	Present Value[1] of Accumulated Benefit	Payments During Last Fiscal Year

William H. Rogers, Jr.	SunTrust Retirement Plan[2]	vested	31.5	$1,217,572	—

	SunTrust ERISA Excess Plan[3]	vested	31.5	$1,082,753	—
	SunTrust SERP[4]	vested	31.5	$5,741,396	—
L. Allison Dukes	SunTrust Retirement Plan[2]	vested	12.4	$89,494	—

Aleem Gillani	SunTrust Retirement Plan[2]	vested	4.7	—	76,354
	SunTrust ERISA Excess Plan[3]	vested	4.7	$60,461	—

Mark A. Chancy	SunTrust Retirement Plan[2]	vested	10.5	$182,868	—

	SunTrust ERISA Excess Plan[3]	vested	10.5	$140,176	—
	SunTrust SERP[4]	not vested	10.5	$1,075,046	—

Hugh S. Cummins III	SunTrust Retirement Plan[2]	vested	6.7	$106,950	—
	SunTrust ERISA Excess Plan[3]	vested	6.7	$40,773	—
Scott E. Case	—	—	—	—	—

[1]

Present values are based on assumptions used in the financial disclosures for the year ended December 31, 2018, except that no pre-retirement death, termination, or disability is assumed. These results are based on the lump sum value of each benefit payable at the earliest unreduced retirement age for the Plan. Lump sum payments are based on the assumptions used for year-end 2018 financial disclosures, including a discount rate of 4.21% for the Tier 2 SERP, ERISA Excess Plan, and 4.28% for the Retirement Plan, and the RP-2014 HA/EE (adjusted to 2006, projected using MP-2018, unisex) mortality table.

Where applicable, Personal Pension Account (PPA) balances are included. PPA balances are accumulated with interest credits to the earliest unreduced retirement age and then discounted to December 31, 2018 based on the interest crediting rate (3.10% as of December 31, 2018) and discount rate assumptions used for financial reporting purposes as of December 31, 2018 mentioned above.

Generally, benefits are assumed to commence at the Plan’s earliest unreduced retirement age, or the current age if later. For the ERISA Excess Plan, Tier 2 SERP, and SunTrust Retirement Plan, the earliest unreduced retirement age is either 60 (Mr. Rogers) or 65 (all other NEOs). The present value at the expected retirement age is discounted back to December 31, 2018 with interest only, using the discount rates mentioned above.

[2]

The SunTrust Retirement Plan is a defined benefit pension plan. It is a tax-qualified, broad-based plan generally available to almost all of our common law employees as of the date the plan was frozen. Benefits vest after three years of service.

[3]

The purpose of the SunTrust ERISA Excess Plan is to provide benefits that would have been provided under the SunTrust Retirement Plan if the Internal Revenue Code did not place annual limits on compensation and benefits. Participation in this plan was limited to executives at certain grade levels who were designated as eligible by the Compensation Committee. The ERISA Excess Plan generally operates in the same manner as the SunTrust Retirement Plan and uses the same benefit formulas based on actual service and base salary (but limited under the ERISA    Excess Plan to two times the annual compensation limit under the Internal Revenue Code, which was two times $245,000, resulting in a base salary limit of $490,000 for 2011, the last year of benefit accruals under the plan). Benefits vest after three years of service.

[4]

The SunTrust Supplemental Executive Retirement Plan (SERP) was designed to provide a targeted level of post-retirement income to a highly select group of key executives who had a significant impact on our long-term growth and profitability. The SERP benefit supplemented the retirement benefits provided under the SunTrust Retirement Plan and the ERISA Excess Plan. The SERP delivered more competitive levels of total retirement income to our executives and aided in the retention of critical executive talent. Benefits vest at age 60 plus 10 years of service. As with the Retirement Plan and the ERISA Excess Plan, benefits under the SERP were frozen as of January 1, 2012.

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2018 NONQUALIFIED DEFERRED COMPENSATION TABLE

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE

William H. Rogers, Jr.	$64,943	$93,105	$-185,898	—	$2,987,717

L. Allison Dukes	$45,231	$19,200	$-30,515	—	$437,202

Aleem Gillani	$408,504	$80,998	$-167,997	—	$3,096,448

Mark A. Chancy	$212,621	$125,071	$-109,642	—	$2,172,038

Hugh S. Cummins III	$1,205,609	$19,200	$-132,417	—	$2,067,980

Scott E. Case	$—	$—	$—	—	$—

The table above provides information with respect to the SunTrust Deferred Compensation Plan. The Deferred Compensation Plan allows participants to defer up to 50% of their eligible salary and up to 90% of certain bonuses, including the AIP (but excluding most long-term incentives). A hypothetical account is established for each participant who elects to defer, and the participant selects investment fund options which generally are the same funds available to 401(k) Plan participants. Earnings and losses on each account are determined based on the performance of the investment funds selected by the participant. The normal form of payment is a lump sum, payable in the first quarter of the year following a participant’s termination of employment. Installment distributions may be elected provided that the participant complies with the election and timing rules of Section 409A of the Internal Revenue Code. Hardship withdrawals are allowed for an extreme financial hardship, subject to the approval of the plan administrator.

Participant deferrals to the Deferred Compensation Plan are matched at the same rate as provided in the 401(k) Plan. The matching contributions are made on eligible salary and bonus that exceed the federal limit of $275,000 in 2018. Participants will vest in the match after two years of service. Participants will also be eligible to receive a discretionary contribution following the end of each plan year. We made a discretionary contribution in the first quarter of 2018 equal to 1% of teammates’ earnings for 2017 in excess of the federal limit on compensation.

The Deferred Compensation Plan also has frozen account balances attributable to similar plans previously maintained by SunTrust and its predecessors. Amounts in frozen accounts and in matching accounts that are invested in phantom shares of our common stock may be moved to other funds. Benefits may be distributed to active teammates only in the event of a hardship. Benefits are otherwise distributable in the first quarter of the calendar year following retirement, death or other termination of employment.

The column “Executive Contributions in Last FY” reflects the aggregate amount of pay deferred to such plans by each NEO during 2018.

The column “Registrant Contributions in Last FY” reflects the Company’s contributions on behalf of each NEO during 2018. This amount generally is limited to our contributions related to participant salary and AIP deferrals to the Deferred Compensation Plan, plus any discretionary contribution. We also make matching contributions to the 401(k) Plan, but we do not include our contributions to it in this table because that plan is tax qualified. We include our matches for all plans in the “All Other Compensation” column of the Summary Compensation Table above. Note that our contributions occasionally exceed the contributions of a particular executive in any given year due to the timing of matching and discretionary contributions.

The column “Aggregate Balance at Last FYE” reflects the total balance of all of the executive’s nonqualified account balances as of December 31, 2018. This number includes the following amounts that each NEO has deferred which we also report in the Summary Compensation Table for 2018 or a prior year: Mr. Rogers—$906,239; Ms. Dukes—$0; Mr. Gillani—$973,709; Mr. Chancy—$859,648; Mr. Cummins—$0; and Mr. Case—$0.

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2018 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table summarizes the estimated payments to be made under each contract, agreement, plan or arrangement which provides for payments to an NEO at, following, or in connection with any termination of employment, including by resignation, retirement, death, disability, constructive termination, termination following a change in control, or a change in an NEO’s responsibilities. Such amounts are estimates to be paid under hypothetical circumstances and under the terms of the plans as they now exist. As required by the SEC, we have assumed that employment terminated on December 31, 2018 and that the price per share of our common stock is the closing market price as of that date, which was $50.44. Actual payments in such circumstances may differ for a variety of reasons. The amounts reported below do not include amounts to be provided to an NEO under any arrangement which does not discriminate in scope, terms or operation in favor of our executive officers and which is available generally to all salaried employees. Also, the table below does not include amounts reported in the pension benefits table, the deferred compensation table, or the outstanding equity awards at year-end table, except to the extent that the amount payable to the NEO would be enhanced by the termination event.

Salary. None of our NEOs has an employment agreement which guarantees them employment for any period of time. Therefore, we would only make post-termination payments of salary or severance to an NEO under our Executive Severance Plan.

Severance. Under the Executive Severance Plan, executives will receive benefits upon termination of employment in connection with a change in control, and lesser severance benefits in connection with certain other terminations such as a reduction in force. Specifically, NEOs other than the CEO will receive an amount equal to 1.5 times their base salary, and the CEO will receive an amount equal to two times his base salary, in connection with their involuntary termination of employment in connection with a reduction in force, job elimination, consolidation, divestiture, or changes to the NEO’s existing position where it is no longer an “equivalent position.” Also, NEOs, including the CEO, will receive an amount equal to two times their base salary and target annual cash incentive and a pro-rated portion of the annual cash incentive earned in the year of termination upon a termination of employment in connection with a change in control where the NEO’s employment is terminated without cause or where the NEO resigns for good reason during the 2-year period following the change in control.

Accelerated Vesting of Annual Incentives. The AIP has an annual performance measurement period which ends on the last day of our fiscal year. SEC regulations require us to assume that a change in control occurs on the last day of our most recently completed fiscal year. As a result, AIP would pay out based on the achievement of AIP goals for the completed year, and we would not enhance such payment regardless of the circumstances of the termination of the executive. Upon a change in control that occurred on a date other than the last day of our fiscal year, generally we would make only a pro rata payment to AIP participants for the partial year up to the date of a change in control, with the amount of such awards determined by the Compensation Committee in its discretion.

Accelerated Vesting of Long-Term Incentives. We have provided long-term incentives to our NEOs through performance-based and time-vested restricted stock units and stock options. Terms of accelerated vesting for long-term incentives upon various termination scenarios are described below. Long-term incentive awards made in certain years to retirement-eligible individuals may continue to vest after retirement but remain subject to forfeiture during the normal vesting and/or performance period set forth in the award that occurs after retirement if the participant fails to perform covenants included within each award agreement relating to non-competition, non-solicitation of customers and clients, non-disclosure of confidential information, and non-disparagement. In 2018 we changed the criteria for retirement eligibility in connection with our long-term incentive awards to executive officers from age 55 or older and at least five years of service to age 60 or older and at least 10 years of service. In 2019, the service requirement was reduced back to five years.

Time Vested Restricted Stock Units (RSUs). Time-based RSUs generally vest annually pro rata over three years (i.e., one-third on each anniversary of the grant date), provided the executive has remained an active teammate from the grant date through the vesting date. Unvested RSU grants vest in full upon an NEO’s termination of employment by reason of death or disability. Upon a termination of the executive’s employment by us “without cause” or by the executive for “good reason” in connection with a change in control (i.e., double-trigger), these grants will vest in full. They also vest pro rata if we terminate the executive by a reduction-in-force prior to the vesting date. Upon meeting retirement eligibility criteria, the grants continue to vest into retirement and will be distributed on the specified vesting dates as indicated in the grant agreements. Upon termination of employment under any other circumstances, the executive forfeits the RSUs. We calculated the value of RSUs which vest upon termination using our closing stock price on December 31, 2018 of $50.44.

Performance Vested RSUs. Generally, following a termination of employment in connection with a change in control (i.e., double-trigger), performance vested RSU awards will no longer be subject to forfeiture. Because actual performance following the change in control can no longer be determined, a prorated amount will be paid for the portion of the award from the beginning of the performance cycle to the date of the change in control based on actual performance up to the date of the change in control, and a second prorated amount will be paid for the portion of the award from the date of the change in control until the end of the performance period based on performance resulting in a payout percentage of 100%. Upon an NEO’s termination of employment by reason of death or disability, unvested performance-vested RSUs will vest based on actual performance through the date of death or disability. They also vest pro rata on the last day of the performance period if we terminate the executive by a reduction-in-force prior to the vesting date. Upon meeting retirement eligibility

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Executive Compensation

criteria, the grants continue to vest into retirement based on actual performance through the end of the performance period and will be distributed on the specified vesting dates as indicated in the grant agreements. Upon termination of employment under any other circumstances, the executive forfeits the RSUs.

Retirement Plans. Benefits under the Retirement Plan and ERISA Excess Plan vest after three years of service, and under the SunTrust SERP at age 60 with ten years of service. Once vested, employees are entitled to pension benefits upon termination of employment. All of our NEOs are vested in their SunTrust Retirement Plan and ERISA Excess Plan benefits, if any. The benefits under these plans are not enhanced upon any termination.

The only enhancement to retirement benefits occurs under the SERP in the event of a change in control. The enhanced distributions result from using the highest single-year compensation value under a change in control instead of a highest three-year average compensation in the case of Messrs.

Rogers and Chancy. In addition, in the case of Mr. Chancy, who is not vested in his SERP benefit, the enhanced change in control distribution also results from immediate vesting and the ability to commence distributions as early as 55 with only a reduction of 3% from age 60. We froze the SERP to new participants before Ms. Dukes and Messrs. Gillani, Cummins and Case were eligible to participate. Following a change in control, if we terminate employment without cause, an NEO who participates in the SERP and who is not already vested in the SERP (Mr. Chancy) would immediately vest in his SunTrust SERP.

In the event that an NEO becomes disabled on a long-term basis, his employment would not necessarily terminate. Therefore, we do not disclose any amount in the table below for the retirement plans upon a disability. However, once disabled, the executive officer may continue to accrue service (vesting) credit under these plans.

2018 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE

Executive Benefits and Payments upon Termination	Voluntary		Involuntary Not for Cause		For Cause	Involuntary or Good Reason (CIC)	Death		Disability

William H. Rogers, Jr.

Severance	—		$2,200,000		—	$6,600,000	—		—

Long-Term Incentives	—	[1]	$8,954,290	[2]	—	$16,484,721	$17,230,141	[3]	$17,230,141	[3]

Retirement Plans[4]	—		—		—	$4,758,345	—		—	[5]

L. Allison Dukes

Severance	—		$900,000		—	$2,520,000	—		—

Long-Term Incentives	—		$1,395,076	[2]	—	$2,530,723	$2,619,893	[3]	$2,619,893	[3]

Retirement Plans[4]	—		—		—	—	—		—	[5]

Aleem Gillani[6]

Severance	—		—		—	—	—		—

Long-Term Incentives	—		—	[2]	—	—	—	[3]	—	[3]

Retirement Plans[4]	—		—		—	—	—		—	[5]

Mark A. Chancy

Severance	—		$1,125,000		—	$3,975,000	—		—

Long-Term Incentives	—		$3,359,467	[2]	—	$11,743,498	$12,092,163	[3]	$12,092,163	[3]

Retirement Plans[4]	—		—		—	$1,088,799	—		—	[5]

Hugh S. Cummins III

Severance	—		$1,087,500		—	$3,842,500	—		—

Long-Term Incentives	—	[1]	$2,498,283	[2]	—	$10,312,251	$10,605,673	[3]	$10,605,673	[3]

Retirement Plans[4]	—		—		—	—	—		—	[5]

Scott E. Case

Severance	—		$750,000		—	$2,000,000	—		—

Long-Term Incentives	—		$111,208	[2]	—	$719,627	$783,832	[3]	$783,832	[3]

Retirement Plans[4]	—		—		—	—	—		—	[5]

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Executive Compensation

[1]

Messrs. Rogers and Cummins were retirement eligible on December 31, 2018. If they had retired on such date, their outstanding awards would not have automatically vested. Therefore, we report zero value in the table above. However, their awards would continue to vest in accordance with the terms of the awards if they performed certain non-competition, non-solicitation, non-disclosure and non-disparagement covenants following their retirement through the end of the respective vesting periods. The values of such awards at December 31, 2018 were $18,861,617 and $5,961,601, respectively, assuming eventual payout of performance-vested awards based on the maximum performance level.

[2]	Reflects vesting of outstanding awards pro rata through the date of termination.

[3]

Time-vested RSUs vest in full upon an NEO’s termination of employment by reason of death or disability. Similarly, performance-vested RSUs generally vest upon an NEO’s termination of employment by reason of death or disability based on actual performance through the date of death or disability, which for purposes of this table is assumed to be December 31, 2018.

[4]

Except where indicated, the NEOs would not receive any enhanced payments under the retirement plans as a result of the circumstances of termination. We disclose the amounts related to the retirement plans and the plans in which each NEO participates in the 2018 Pension Benefits and the 2018 Nonqualified Deferred Compensation Tables and accompanying narratives and notes.

[5]

Had any of our NEOs become disabled on December 31, 2018, they would not have been eligible for a benefit to commence immediately under the retirement plans. However, they would be eligible to maintain disability leave employment and could eventually vest into any unvested benefits shown in the 2018 Pension Benefits Table.

[6]

Mr. Gillani retired from his position as CFO on March 31, 2018 and then continued as an employee of SunTrust until June 30, 2018 to assist with the transition of his responsibilities. Upon his retirement, his outstanding equity awards did not automatically vest. However, his awards will continue to vest into his retirement in accordance with the terms of the awards subject to Mr. Gillani’s performance of certain non-competition, non-solicitation, non-disclosure and non-disparagement covenants following his retirement through the end of the respective vesting periods. The value of such awards at June 30, 2018 was $6,138,800, assuming eventual payout of performance-vested awards based on the maximum performance level. The value of outstanding but unvested awards as though a change in control or death had occurred as of December 31, 2018 was $4,385,266 and $4,480,594, respectively.

Option Exercises and Stock Vested in 2018

The following table provides information concerning exercises of stock options and the vesting of restricted stock and time and performance vested restricted stock units during the most recently completed year for each of the NEOs on an aggregate basis. Because we no longer grant restricted stock, the value realized on vesting was entirely attributable to the vesting of restricted stock units.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise[1]	Number of Shares Acquired on Vesting	Value Realized on Vesting
William H. Rogers, Jr.	205,400	$7,465,194	165,273	$11,253,959
L. Allison Dukes	—	$0	6,912	$475,953
Aleem Gillani	—	$0	42,251	$2,876,924
Mark A. Chancy	150,000	$2,770,316	60,248	$4,105,204
Hugh S. Cummins III	—	$0	42,921	$2,922,614
Scott E. Case	—	$0	—	$0

[1]	Calculated by multiplying (i) the excess of the market value per share at the time of exercise over the exercise price per share, by (ii) the number of shares for which the option was exercised.

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Executive Compensation

Equity Compensation Plans

The following table provides information as of December 31, 2018 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Shareholders[1]	5,698,130	[2]	$25.36	[3]	14,309,666	[4]
Equity Compensation Plans Not Approved by Shareholders	—		—		—
Total	5,698,130	[2]	$25.36	[3]	14,309,666	[4]

[1]

Consists of the 2004 Stock Plan, the 2009 Stock Plan, and the 2018 Omnibus Incentive Compensation Plan. Please refer to Note 17 to our financial statements in our annual report for the year ended December 31, 2018 for a discussion of the material features of these plans.

[2]	Includes 884,601 exercisable options outstanding and 4,813,529 outstanding restricted stock units that will be settled in common stock upon vesting.

[3]

The weighted average exercise price applies only to exercisable options outstanding and does not include outstanding restricted stock units. The weighted average remaining term of the outstanding options is 3 years.

[4]

Any shares of stock subject to an option which remain unissued after the cancellation, expiration or exchange of such option, and any restricted shares or units which are forfeited, will be available again for grant under the 2018 Omnibus Incentive Compensation Plan.

2018 CEO PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our teammates and the annual total compensation of Mr. Rogers, our CEO. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For 2018, our last completed fiscal year:

•	the median of the annual total compensation of all teammates of SunTrust (other than our CEO) was $67,311; and

•	the annual total compensation of our CEO, as reported in the Summary Compensation Table included in this Proxy Statement, was $8,815,914.

Based on this information, for 2018 the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all teammates was 131 to 1.

To identify the median of the annual total compensation of all of our teammates, as well as to determine the annual total compensation of our median teammate and our CEO, we took the following steps:

1.

The individual identified as our “median teammate” for purposes of our 2017 pay ratio calculation was promoted to a new position in 2018 resulting in a substantial increase in the teammate’s base salary. As a result, we believe that it is no longer appropriate to use the same median teammate for purposes of this year’s pay ratio calculation.

Therefore, we selected a new median teammate using the same methodology that we used in selecting the median teammate for our 2017 calculation.

2.

Specifically, we determined that, as of December 31, 2018, our teammate population consisted of 23,453 individuals with all of these individuals located in the United States. This population consisted of our full-time and part-time teammates.

3.

To identify the “median teammate” from this teammate population, we compared the amount of salary, wages, overtime pay and annual and long-term incentive compensation of our teammates as reflected in our payroll records and reported to the Internal Revenue Service in Box 1 on Form W-2 for 2018. Because all of our teammates are located in the United States, including our CEO, we did not make any cost-of-living adjustments in identifying the “median teammate.”

4.

We identified our “median teammate” using the compensation elements identified above, which were consistently applied to all of our teammates included in the calculation, and determined that our “median teammate” was a full-time salaried teammate serving as a client services representative in Atlanta, Georgia with income taxable wages for 2018 as reported in Box 1 on Form W-2 in the amount of $53,873.

5.	To determine our median teammate’s total annual compensation for purposes of calculating the pay ratio, we combined all of the elements of

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Executive Compensation

such teammate’s compensation for 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. This resulted in annual total compensation for the median teammate of $67,311.

6.

The difference between such teammate’s income taxable wages for 2018 as reported in Box 1 on Form W-2 and the teammate’s annual total compensation represents (i) the median teammate’s pre-tax payroll deductions for health insurance premiums and contributions to his or her 401(k) Plan account (which were included so that the calculation reflects the median teammate’s gross wages), and (ii) the Company’s matching contributions to the median teammate’s 401(k) Plan account.

7.

With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of the 2018 Summary Compensation Table contained in this Proxy Statement, which includes the Company’s matching contributions to the CEO’s 401(k) Plan account.

The SEC rules for identifying the median teammate and calculating the pay ratio allow companies to apply various methodologies and assumptions and, as a result, the pay ratio reported by SunTrust may not be comparable to the pay ratio reported by other companies, including those within our peer group and industry.

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Advisory Vote on Executive Compensation (Item 2)

Advisory Vote on Executive Compensation (Item 2)

RESOLVED, that the holders of common stock of SunTrust Banks, Inc. approve the compensation paid to the Company’s Named Executive Officers as described in the Compensation Discussion and Analysis (beginning on page 25 of this Proxy Statement), the Summary Compensation Table (on page 39 of this Proxy Statement), and in the other executive compensation tables and related narrative disclosures (which appear on pages 40-47 of this Proxy Statement).

We believe that our compensation policies and procedures are competitive and, to the extent permitted by banking regulations, are focused on pay for performance principles and are strongly aligned with the long-term interests of our shareholders. We also believe that both the Company and its shareholders benefit from responsive corporate governance policies and constructive and consistent dialogue. The resolution described above, commonly known as a “Say-on-Pay” proposal, gives you as a shareholder the opportunity to endorse or not endorse the compensation we pay to our Named Executive Officers by voting to approve or not approve such compensation as described in this Proxy Statement.

We encourage you to closely review our Compensation Discussion and Analysis and the tabular and narrative disclosures which follow it. We organized the Compensation Discussion and Analysis to discuss each element of compensation, beginning with direct compensation (base salary, annual incentives and long-term incentives) and ending with indirect, long-term compensation (retirement benefits). In that section, we also discuss our policies and other factors, such as financial and regulatory constraints, which affect our compensation related decisions or those of our Compensation Committee.

In many cases, we are required to disclose in the executive compensation tables accounting or other non-cash estimates of future compensation. Because of this, we encourage you to read the footnotes and narratives which accompany each table in order to understand any non-cash items.

We believe our NEO compensation is aligned with our shareholders because:

•

We pay market competitive levels of compensation largely based on benchmarking total direct compensation as well as each component of total direct compensation to the compensation practices of companies within our peer group.

•	We attempt to tie compensation to performance. In 2018,

•	87% and 82% of CEO and NEO target total direct compensation was at risk, and

•	69% and 65% of CEO and NEO target total direct compensation was performance-based.

Refer to our discussion of “Pay for Performance” on pages 27-28.

•

We generally use objective criteria and attempt to use performance metrics which relate to our business priorities. For example, we have used metrics such as earnings per share (EPS), tangible efficiency ratio, return on tangible common equity (ROTCE) and pre-provision net revenue (PPNR) with our Annual Incentive Plan and/or Long-Term Incentives in recent years. In addition, we include relative TSR (Total Shareholder Return) as a metric in our Long-Term Incentives, which aligns management compensation to shareholder returns.

•	SunTrust has outperformed the median of its peer group[1] in total shareholder return in five of the past seven years (2017, 2016, 2015, 2014, and 2012).

Your vote is advisory and will not be binding upon our Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements, and our current intention is to provide such an advisory vote annually. This advisory vote is provided pursuant to the Securities Exchange Act of 1934.

[1]

From 2012-2016 the peer group consisted of BBT, CMA, COF, FITB, KEY, MTB, PNC, RF, USB, and WFC. For 2017 and 2018, the peer group consisted of BAC, BBT, CFG, FITB, HBAN, KEY, MTB, PNC, RF, USB, and WFC.

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Advisory Vote on Executive Compensation (Item 2)

Alignment of Pay with Performance

The following graph illustrates the relationship between the total direct compensation of our CEO and our total shareholder return (TSR) for the last six fiscal years.

(1)

Total direct compensation consists of annual base salary, annual incentive plan award and annual long-term incentive awards, including all restricted stock unit and stock option awards, as reported in the Summary Compensation Table for the applicable year, but excluding other amounts required to be reported in the Summary Compensation Table.

(2)

Cumulative TSR reflects a December 31, 2012 starting point assuming an initial investment of $100 and represents total growth (including reinvestment of dividends) from that date through each subsequent December 31.

The Board of Directors recommends that the shareholders vote FOR the approval of the compensation of the Named Executive Officers.

AUDIT FEES AND RELATED MATTERS

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the years ended December 31, 2018 and 2017, respectively, and fees billed for other services it rendered during those periods.

Year Ended December 31 ($ in millions)	2018	Percent of Total	2017	Percent of Total
Audit Fees[1]	$10.11	84.1%	$9.98	86.1%

Audit Related Fees[2]	$1.48	12.3%	$1.60	13.8%

Tax Fees[3]	$0.02	0.1%	$0.00	0%

All Other Fees[4]	$0.41	3.4%	$0.00	0%
Total	$12.02	100.0%	$11.59	100.0%

[1]

Audit Fees consist of fees billed for professional services rendered in connection with the audit of our annual consolidated financial statements and internal control over financial reporting, review of periodic reports and other documents filed with the SEC, including the quarterly financial statements included in Forms 10-Q, statutory audits or financial audits of subsidiaries, and services that are normally provided in connection with statutory or regulatory filings or engagements.

[2]

Audit Related Fees consist of assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. This category includes fees related to the performance of audits and attest services not required by statute or regulations, service organization control reports, and audits of certain investment funds advised by SunTrust subsidiaries.

[3]	Tax Fees consist of the aggregate fees billed for professional services rendered by the auditor for tax advice and tax planning.

[4]	Aggregate fees billed for products and services other than those described above. These products and services consisted of permitted advisory services in 2018.

The Audit Committee has concluded that the provision of any non-audit services listed above was compatible with maintaining the independence of Ernst & Young LLP.

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Advisory Vote on Executive Compensation (Item 2)

Audit Committee Policy for Pre-approval of Independent Auditor Services

The Audit Committee of the Board of Directors is required to pre-approve all audit and non-audit services provided by our independent auditor in order to assure that the provision of such services does not impair the auditor’s independence. The Audit Committee has established a policy regarding pre-approval of permissible audit, audit-related, tax and other services provided by the independent auditor, which services are periodically reviewed and revised by the Audit Committee. Unless a type of service has received general pre-approval under the policy, the service will require specific approval by the Audit Committee. The policy also includes pre-approved fee levels for specified services, and any fee for a proposed service exceeding the established fee level must be specifically approved by the Audit Committee.

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Ratification of Independent Auditor (Item 3)

Ratification of Independent Auditor (Item 3)

Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent, external auditor of our financial statements. The independent, external auditor is appointed annually. The decision of the Audit Committee is based on a review of the qualifications, independence, past performance and quality controls of the external auditor. The decision also takes into account the proposed audit scope, staffing and approach, including coordination of the external auditor’s efforts with our internal audit staff, and the estimated audit fees for the coming year.

The Audit Committee has appointed Ernst & Young LLP as our independent, external auditor for the current year, which ends December 31, 2019, subject to ratification by a majority of the shares represented at the Annual Meeting of Shareholders. Management considers Ernst & Young LLP to be well qualified, and the Audit Committee believes that the continued retention of Ernst & Young LLP as our independent, external auditor is in the best interests of the Company and its shareholders. In view of the difficulty and expense involved in changing auditors on short notice, should the shareholders not ratify the selection of Ernst & Young LLP, it is contemplated that the appointment of Ernst & Young LLP will be permitted to stand unless the Board finds other compelling reasons for making a change. Disapproval by the shareholders will be considered a recommendation that the Board select another external auditor for the following year.

Ernst & Young LLP has been appointed continuously since 2007. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent, external audit firm. The Audit Committee is directly involved in the selection of Ernst & Young LLP’s lead engagement partner and is responsible for the negotiation of audit fees payable to Ernst & Young LLP.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting of Shareholders and will be given the opportunity to make a statement, if they desire, and to respond to appropriate questions.

The Board of Directors recommends that the shareholders vote FOR the ratification of Ernst & Young LLP as our independent, external auditor.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2018 with management and with Ernst & Young LLP, the independent auditor for the year ended December 31, 2018. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with GAAP. The discussions with Ernst & Young LLP also included the matters required by Auditing Standards No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence. The Audit Committee discussed the independence of Ernst & Young LLP with Ernst & Young LLP.

Based on the Audit Committee’s review of the representations of management and the report of Ernst & Young LLP and the Audit Committee’s discussions with management and Ernst & Young LLP, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the year ended December 31, 2018 be included in our Annual Report on Form 10-K to be filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of SunTrust’s Board of Directors.

Dallas S. Clement, Chair	Paul R. Garcia	Steven C. Voorhees

Thomas R. Watjen

February 22, 2019

SunTrust Banks, Inc. - 2019 Proxy Statement	53

Stock Ownership of Directors, Management, and Principal Shareholders

STOCK OWNERSHIP OF DIRECTORS, MANAGEMENT, AND PRINCIPAL SHAREHOLDERS

The following table sets forth the number and the percentage of shares of our common stock that were beneficially owned as of December 31, 2018 by (i) the executive officers and former executive officers named in the 2018 Summary Compensation Table, (ii) all current directors and persons nominated to become directors, (iii) all current directors and executive officers as a group, and (iv) all persons known to us who may be considered a beneficial owner of more than 5% of the outstanding shares of our common stock. Also, as of December 31, 2018, none of our directors or executive officers beneficially owned any shares of our preferred stock. Except as otherwise indicated, each director or executive officer possessed sole voting and investment power with respect to all shares set forth opposite his or her name. None of our executive officers or directors have pledged any of their shares.

Name	Common Stock	Options[1] Exercisable Within 60 Days	Total Beneficial Ownership	Percent[2] of Class	Additional[3] Ownership
Agnes Bundy Scanlan	2,537	—	2,537	*	—

Scott E. Case	—	—	—	*	4,089

Mark A. Chancy[4]	154,889	127,962	282,851	*	116,522

Dallas S. Clement	—	—	—	*	12,875

Hugh S. Cummins III[4]	43,061	88,785	131,846	*	113,824

Paul D. Donahue	—	—	—	*	—

L. Allison Dukes	19,987	5,061	25,048	*	35,032

Paul R. Garcia	13,595	—	13,595	*	2,238

Aleem Gillani[5]	268,540	—	268,540	*	31,499

M. Douglas Ivester	100,000	—	100,000	*	103,389

Donna S. Morea	25,972	—	25,972	*	—

David M. Ratcliffe	21,271	—	21,271	*	49,544

William H. Rogers, Jr.[4]	594,421	330,760	925,181	*	56,291

Frank P. Scruggs, Jr.	8,501	—	8,501	*	11,947

Bruce L. Tanner	—	—	—	*	12,985

Steven C. Voorhees	10,000	—	10,000	*	3,407

Thomas R. Watjen	28,356	—	28,356	*	—

All Directors, Nominees and Executive Officers as a Group (19 persons)	1,317,379	552,568	1,869,947	*	603,241
Principal Shareholders

BlackRock, Inc.[6]	35,976,802	—	35,976,802	8.04%	—

The Vanguard Group[6]	36,595,947	—	36,595,947	8.18%	—

State Street Corporation[6]	21,543,926	—	21,543,926	4.82%	—

[1]	Pursuant to SEC Rule 13d-3, persons are deemed to beneficially own shares that are the subject of stock options or stock equivalents exercisable within 60 days.

[2]

Based on 446,863,413 shares of our common stock outstanding on December 31, 2018, plus 552,568 shares that are the subject of stock options exercisable within 60 days following such date or phantom stock in accordance with SEC Rule 13d-3. * indicates less than 1% of the outstanding shares of our common stock.

[3]

Represents certain phantom stock not deemed equivalent to common stock under SEC Rule 13d-3. A number of our directors and executive officers have either received awards or deferred the receipt of fees or compensation payable to them, with their ultimate payout determined as if such awards or deferred pay had been invested in shares of SunTrust common stock. Amounts reported include phantom shares credited under the SunTrust Deferred Compensation Plan, the SunTrust Directors Deferred Compensation Plan, and restricted stock units granted under the SunTrust Banks, Inc. 2009 Stock Plan or 2018 Omnibus Incentive Compensation Plan.

[4]	Includes shares held for the benefit of the NEO under SunTrust’s 401(k) Plan: Mr. Chancy—1,319; Mr. Cummins—2,863; and Mr. Rogers—8,098.

[5]	Includes 1,500 shares held in custodial accounts for a family member, for whom Mr. Gillani disclaims beneficial ownership.

[6]

Based solely upon our review of a Schedule 13D, 13G or 13F filed by the shareholder with the SEC which provides information as of December 31, 2018, which may include shared voting or dispositive power over some of such shares. BlackRock, Inc., 55 E. 52nd St., New York, NY 10055; The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355; and State Street Corporation, One Lincoln Street, Boston, MA 02111.

54	SunTrust Banks, Inc. - 2019 Proxy Statement

Other Information

Other Information

Webcast of Annual Meeting

We are pleased to offer a listen-only, audio webcast of the 2019 Annual Meeting. If you choose to listen to the webcast, please go to our Investor Relations website at investors.suntrust.com shortly before the meeting time and follow the instructions provided. If you miss the meeting, you may listen to a replay of the webcast beginning the afternoon of April 23, 2019, which will be available until April 22, 2020. Please note that you will not be able to vote your shares or otherwise participate in the meeting via the webcast. If you plan to listen to the webcast, please submit your vote using one of the methods described below prior to the meeting.

Record Date and Shares Outstanding

Each common shareholder of record at the close of business on February 13, 2019—the record date—is entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. Each share of SunTrust common stock entitles the holder to one vote on any matter coming before a meeting of our shareholders. Our shares of Perpetual Preferred Stock, Series A, B, F, G, and H generally are not entitled to vote. On February 13, 2019, the record date for the Annual Meeting, there were 442,620,907 shares of SunTrust common stock outstanding.

Voting Your Shares

Whether or not you plan to attend the Annual Meeting, please vote your shares: (1) via the internet, (2) via a toll-free telephone call, or (3) if you received a paper copy of this Proxy Statement, by completing, signing, dating and returning the enclosed proxy card as soon as possible in the postage paid envelope provided. You can simplify your voting and reduce our costs by voting your shares via the internet or telephone. We have designed the internet and telephone voting procedures to allow shareholders to vote their shares and to confirm that their instructions have been properly recorded. If you hold your shares in the name of a bank or broker, the availability of telephone and internet voting will depend on the voting processes of the applicable bank or broker. Therefore, we recommend that you follow the voting instructions on the form you receive from your bank or broker. If you do not choose to vote by the internet or telephone, and you received a paper copy of this Proxy Statement, please complete, date, sign and return the enclosed proxy card.

You may revoke your proxy at any time by notice to the Corporate Secretary of SunTrust, by submitting a proxy having a later date or by appearing at the Annual Meeting and voting in person. All shares represented by valid proxies received pursuant to this solicitation and not revoked before they are exercised will be voted in the manner specified therein. If you return your proxy and do not specify how you would like your shares voted, then the proxies will be voted as recommended by the Board of Directors.

Quorum and Voting

Quorum. The presence, either in person or by proxy, of a majority of the shares entitled to vote constitutes a quorum at a meeting of our shareholders. Abstentions and broker non-votes will be counted as “shares present” in determining whether a quorum exists at the Annual Meeting.

Vote Required. If a quorum is present, in order to be elected, each nominee for election as a director must receive more votes cast for such nominee’s election than against such nominee’s election (Item 1). If a quorum is present, all other matters will be approved if the votes cast favoring the action exceed the votes cast opposing the action.

Broker Non-Votes. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee has not received voting instructions from the beneficial owner and the nominee does not have discretionary voting power with respect to that item. If your shares are held in a brokerage account or by another nominee, you are considered the “beneficial owner” of shares held in “street name,” and these proxy materials have been forwarded to you by your broker or nominee (the “record holder”) along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. Under New York Stock Exchange rules, brokers and other nominees may not vote your shares on certain matters unless they receive instructions from you. Brokers and other nominees who are New York Stock Exchange members are expected to have discretionary voting power only for Item 3, the ratification of Ernst & Young LLP as our independent auditor, but not any other items. As a result, if you do not provide specific voting instructions to your record holder, New York Stock Exchange rules will allow the record holder to vote only on Item 3, and not on Items 1 or 2. Accordingly, it is important that you provide voting instructions to your broker or other nominee so that your shares may be voted.

Effect of Abstentions and Broker Non-Votes. If your shares are treated as a broker non-vote or abstention, your shares will be counted in the number of shares represented for purposes of determining whether a quorum is present. However, broker non-votes and abstentions will not be included in vote totals (neither for nor against) and therefore will not affect the outcome of the vote on any matter to be considered at the meeting.

Shareholder Proposals for Next Year’s Meeting

Proxy Statement Proposals. Under SEC Rules, shareholders wishing to submit proposals for inclusion in the proxy statement for our 2020 annual meeting of shareholders must submit such proposals no later than the close of business on November 9, 2019. Proposals should be addressed to SunTrust Banks, Inc., Attention: Corporate Secretary, Post Office Box 4418, Mail Code 645, Atlanta, Georgia 30302-4418. The proposal must comply with SEC Rule 14a-8.

SunTrust Banks, Inc. - 2019 Proxy Statement	55

Other Information

Director Nominations for Inclusion in our Proxy Statement (Proxy Access). In October 2018, SunTrust’s Board of Directors adopted Article II, Section 4 of our Bylaws (the “Proxy Access Bylaw”). The Proxy Access Bylaw permits a shareholder, or a group of up to 20 shareholders, owning three percent or more of the outstanding shares of our common stock continuously for at least three years to nominate and include in our proxy materials director nominees constituting up to the greater of two individuals or twenty percent of the Board, provided that the shareholder(s) and the nominee(s) satisfy the requirements specified in the Proxy Access Bylaw. To be timely for inclusion in our proxy materials for our 2020 annual meeting of shareholders, our Corporate Secretary must receive the notice (at the address above) to nominate one or more individuals for election using our proxy materials no later than the close of business on November 9, 2019 and not before October 10, 2019. The notice must contain the information required by the Proxy Access Bylaw, and the shareholder(s) and nominee(s) must comply with the information and other requirements in the Proxy Access Bylaw.

Other Shareholder Proposals and Director Nominations (Advance Notice Provisions). Our Bylaws also allow shareholders to submit nominations for director or other business proposals to be considered at a meeting of shareholders where such proposals or nominees will not be included in our proxy materials (including any shareholder proposal not submitted under Rule 14a-8 or any director nomination not made pursuant to the Proxy Access Bylaw). These advance notice provisions are separate from the requirements that a shareholder must meet in order to have a proposal included in the proxy statement under SEC rules or the requirements that a shareholder must meet in order to have a director nomination included in the proxy statement under the Proxy Access Bylaw.

Under the advance notice provisions of our Bylaws, nominations for director or other business proposals to be addressed at our next annual meeting may be made by a shareholder entitled to vote who has delivered a written notice to the Corporate Secretary (at the address above) no later than the close of business on November 9, 2019 and not before October 10, 2019. The submission should include the information required by our Bylaws for a director nomination (other than a nomination made pursuant to the Proxy Access Bylaw) or a proposal for other business. A proxy granted by a shareholder will give discretionary authority to the named proxies to vote on any matters introduced pursuant to the above advance notice Bylaw provisions, subject to applicable SEC rules.

Our Bylaws are available on our Investor Relations website, investors.suntrust.com, under the heading “Governance.”

Attending the Meeting and Other Matters

Only persons who can demonstrate that they were shareholders of record on the record date (February 13, 2019) or their proxies may attend and participate in the Annual Meeting. If your shares are held in a brokerage account or by another nominee, you must obtain and bring to the Annual Meeting a voting instruction card or other evidence of ownership from your broker or nominee giving you the right to vote such shares. If you are a shareholder of record and received your proxy materials (or notice of internet availability of proxy materials) by mail, your admission ticket is attached to your proxy card (or notice of internet availability of proxy materials). If you received your proxy materials by e-mail and voted your shares electronically via the internet, you can print an admission ticket after you have voted by clicking on the link provided. If you are a beneficial owner, bring the notice or voting instruction card you received from your bank, brokerage firm or other nominee for admission to the meeting. You also may bring your brokerage statement reflecting your ownership of common stock as of February 13, 2019 with you to the meeting. Large bags, cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting, and individuals not complying with this request are subject to removal from the Annual Meeting. In the event of an adjournment, postponement or emergency that changes the time, date or location of the Annual Meeting, we will make an announcement, issue a press release or post information on our Investor Relations website, investors.suntrust.com, under the heading “Governance” to notify shareholders. If any other item or proposal may properly come before the meeting, including voting on a proposal omitted from this Proxy Statement pursuant to the rules of the SEC or incident to the conduct of the meeting, then the proxies will be voted in accordance with the discretion of the proxy holders.

Householding

As permitted by applicable law, we may deliver only one copy of this Proxy Statement, our Annual Report or our notice of internet availability of proxy materials to shareholders residing at the same address unless the shareholders have notified us of their desire to receive multiple copies of these materials. This is known as “householding.” We do this to reduce costs and preserve resources. Upon oral or written request, we will promptly deliver a separate copy to any shareholder residing at an address to which only one copy was mailed. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are considered a shareholder of record with respect to those shares. Shareholders of record residing at the same address that receive multiple copies of our proxy materials may contact Computershare to request that only a single copy of these materials be mailed in the future. Contact Computershare by phone at (866) 299-4214, by mail at P.O. Box 505000, Louisville, KY 40233-5000, or by overnight delivery at 462 South 4th Street, Suite 1600, Louisville, KY 40202. If your shares are held in a brokerage account or bank, you are considered the “beneficial owner” of those shares. Beneficial owners should contact their broker or bank.

56	SunTrust Banks, Inc. - 2019 Proxy Statement

Appendix A—Non-GAAP Reconciliations

Appendix A—Non-GAAP Reconciliations

Reconciliation of GAAP Efficiency Ratio to Adjusted Tangible Efficiency Ratio-FTE

	2012	2013	2014	2015	2016	2017	2018

Reported (GAAP) Basis

Net Interest Income	5,102	4,853	4,840	4,764	5,221	5,633	5,987

Noninterest Income	5,373	3,214	3,323	3,268	3,383	3,354	3,226

Revenue	10,475	8,067	8,163	8,032	8,604	8,987	9,213

Noninterest Expense[1]	6,284	5,831	5,543	5,160	5,468	5,764	5,673

Efficiency Ratio	60.0%	72.3%	67.9%	64.2%	63.6%	64.1%	61.6%

Reconciliation:

Net Interest Income	5,102	4,853	4,840	4,764	5,221	5,633	5,987

FTE Adjustment	123	127	142	142	138	145	88

Net Interest Income-FTE	5,225	4,980	4,982	4,906	5,359	5,778	6,075

Noninterest Income	5,373	3,214	3,323	3,268	3,383	3,354	3,226

Revenue-FTE	10,598	8,194	8,305	8,174	8,742	9,132	9,301

Efficiency Ratio-FTE	59.3%	71.2%	66.7%	63.1%	62.6%	63.1%	61.0%

Adjustment Items (Noninterest Income):

3Q-4Q 12 student / Ginnie Mae loan sale (losses)	(92)

Securities gain related to the sale of Coca Cola stock	1,938

Pre-tax mortgage repurchase provision related to loans sold to GSEs prior to 2009	(371)

GSE mortgage repurchase settlements		(63)

RidgeWorth sale			105

Premium Assignment Corporation sale						107

Securities & MSR losses in connection with tax reform-related actions						(114)

Adjusted Noninterest Income	3,898	3,277	3,218	3,268	3,383	3,361	3,226

Adjusted Revenue-FTE[2]	9,123	8,257	8,200	8,174	8,742	9,139	9,301

Noninterest Expense[1]	6,284	5,831	5,543	5,160	5,468	5,764	5,673

Adjustment Items (Noninterest Expense):

Legacy affordable housing impairment	96

Charitable contribution of KO shares	38

Impact of certain legacy mortgage legal matters		323	324

Mortgage servicing advances allowance increase		96

Efficiency related charges as outlined in 12/4/17 8-K						36

Contribution to communities / teammates in connection with tax-reform						75

Legacy pension settlement charge							60

Adjusted Noninterest Expense[2]	6,150	5,412	5,219	5,160	5,468	5,653	5,613

Amortization Expense	46	23	25	40	49	75	73

Adjusted Tangible Expenses[2]	6,104	5,389	5,194	5,120	5,419	5,578	5,540

Adjusted Efficiency Ratio-FTE[3]	67.4%	65.6%	63.7%	63.1%	62.6%	61.9%	60.3%

Adjusted Tangible Efficiency Ratio-FTE[3]	66.9%	65.3%	63.3%	62.6%	62.0%	61.0%	59.6%

Footnotes:

1.

In accordance with updated GAAP, amortization of affordable housing investments of $39 million and $49 million were reclassified and are now presented in provision for income taxes for 2012 and 2013, respectively. Previously, the amortization was presented in other noninterest expense.

2.

Adjusted revenue and expenses are provided as they remove certain items that are material and potentially non-recurring. Adjusted figures are intended to provide management and investors information on trends that are more comparable across periods and potentially more comparable across institutions.

3.

Represents adjusted noninterest expense / adjusted revenue—FTE. Adjusted tangible efficiency ratio excludes amortization expense, the impact of which was (0.50%), (0.28%), (0.30%), (0.49%), (0.56%), (0.82%), and (0.78%) for 2012, 2013, 2014, 2015, 2016, 2017, and 2018, respectively.

SunTrust Banks, Inc. - 2019 Proxy Statement	57

Appendix A—Non-GAAP Reconciliations

Appendix A—Non-GAAP Reconciliations (Continued)

Reconciliation of GAAP Earnings Per Share to Adjusted Earnings Per Share

($ in millions, except per share amounts)	2012	2013	2017

Net income available to common shareholders	$1,931	$1,297	$2,179

Significant items impacting the year:

Operating losses related to recognition of certain mortgage-related legal matters	—	323	—

Mortgage repurchase provision related to repurchase settlements	—	63	—

Provision for unrecoverable servicing advances	—	96	—

Securities gains related to sale of Coke stock	(1,938)	—	—

Mortgage repurchase provision	371	—	—

Charitable expense related to the Coke stock contribution	38	—	—

Provision for credit losses related to NPL sales	172	—	—

Losses on sale of guaranteed loans	92	—	—

Valuation losses related to planned sale of Affordable Housing investments	96	—	—

Net tax benefit related to subsidiary reorganization and other	—	(113)	—

Gain on sale of Premium Assignment Corporation	—	—	(107)

Securities & MSR losses in connection with tax reform-related actions	—	—	114

Contribution to communities / teammates in connection with tax-reform	—	—	75

Efficiency related charges as outlined in 12/4/17 8-K	—	—	36

Tax (benefit)/expense related to above items	416	(190)	(42)

Net tax benefit related to revaluation of net deferred tax liability and other discrete tax items			(291)

Tax expense related to SunTrust Mortgage (“STM”) state NOL valuation allowance adjustment	—	—	27

Net income available to common shareholders, excluding significant items impacting the year	$1,178	$1,476	$1,991

Net income per average common share, diluted	$3.59	$2.41	$4.47

Net income per average common share, diluted, excluding significant items impacting the year	$2.19	$2.74	$4.09

For 2012, 2013 and 2017, we present net income and earnings per share excluding certain items. We believe this is useful to investors because it removes the effect of these items and may better reflect normal operations and results that are primarily client relationship and client transaction driven. Removing these items also allows investors to compare our results to other companies in the industry that may not have had similar items impact their results. We use these measures to assess our financial performance.

58	SunTrust Banks, Inc. - 2019 Proxy Statement

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Your vote matters – here’s how to vote!

You may vote online or by phone instead of mailing this card.
Votes submitted electronically must be received by 1:00 a.m., Eastern time, April 23, 2019 (and 1:00 a.m., Eastern time, April 19, 2019 for SunTrust Banks, Inc. 401(k) Plan participants).

Online Go to www.investorvote.com/STI or scan the QR code – login details are located in the shaded bar below.

Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/STI

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals – The Board of Directors recommends a vote FOR all director nominees, and FOR Proposals 2 and 3:

1. Election of Directors:

		For	Against	Abstain			For	Against	Abstain			For	Against	Abstain
01 -	Agnes Bundy Scanlan	☐	☐	☐	05 -	Donna S. Morea	☐	☐	☐	08 -	Frank P. Scruggs, Jr.	☐	☐	☐

02 -	Dallas S. Clement	☐	☐	☐	06 -	David M. Ratcliffe	☐	☐	☐	09 -	Bruce L. Tanner	☐	☐	☐

03 -	Paul D. Donahue	☐	☐	☐	07 -	William H. Rogers, Jr.	☐	☐	☐	10 -	Steven C. Voorhees	☐	☐	☐
04 -	Paul R. Garcia	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	To approve, on an advisory basis, the Company’s executive compensation.	☐	☐	☐	3.	To ratify the appointment of Ernst & Young LLP as our independent auditor for 2019.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

2019 Annual Meeting Admission Ticket

2019 Annual Meeting of SunTrust Banks, Inc. Shareholders

Tuesday, April 23, 2019 at 9:30 a.m. Local Time

Suite 105 on the Atrium Level of the SunTrust Plaza Garden Offices

303 Peachtree Center Avenue

Atlanta, Georgia 30308

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.

The material is available at: www.proxydocs.com/STI

▼  IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Notice of 2019 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting – April 23, 2019

The undersigned, having received the Notice of Annual Meeting of Shareholders and Proxy Statement dated on or about March 8, 2019 and a copy of the SunTrust Banks, Inc. 2018 Annual Report, hereby appoints Ellen M. Fitzsimmons and L. Allison Dukes, and each of them acting individually, proxies, with full power of substitution, to vote for the undersigned all shares of the Common Stock of SunTrust Banks, Inc. (the “Company”) that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on Tuesday, April 23, 2019, at 9:30 a.m. local time, in Suite 105 on the Atrium level of SunTrust Plaza Garden Offices, 303 Peachtree Center Avenue, Atlanta, Georgia, 30308, and at any adjournments thereof, upon the matters described on the reverse hereof and in the accompanying Proxy Statement dated on or about March 8, 2019, and upon any other business that may properly come before such Annual Meeting or any adjournments thereof, unless otherwise specified herein.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS INDICATED, THEN PROXIES WILL HAVE AUTHORITY TO VOTE “FOR” EACH OF THE NOMINEES LISTED IN PROPOSAL 1, AND “FOR” PROPOSALS 2 AND 3. The proxies cannot vote your shares unless you sign and return this card.

NOTICE TO PARTICIPANTS IN THE SUNTRUST BANKS, INC. 401(K) PLAN:

This card also constitutes voting instructions for participants in the SunTrust Banks, Inc. 401(k) Plan (the “Plan”). A participant who signs on the reverse side hereby instructs the trustee of the Plan to vote all of the shares of common stock of the Company allocated to the participant’s account in accordance with the instructions on the reverse side. If no instructions have been received from a Plan participant, then the trustee will not vote the shares allocated in the account. Your voting instructions must be received by 1:00 a.m., Eastern Time, on Friday, April 19, 2019 to allow sufficient time for processing.

(Items to be voted appear on reverse side)

C	Non-Voting Items

Change of Address — Please print new address below.

∎	+

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals – The Board of Directors recommends a vote FOR all director nominees, and FOR Proposals 2 and 3:

1. Election of Directors:

		For	Against	Abstain			For	Against	Abstain			For	Against	Abstain
01 -	Agnes Bundy Scanlan	☐	☐	☐	05 -	Donna S. Morea	☐	☐	☐	08 -	Frank P. Scruggs, Jr.	☐	☐	☐

02 -	Dallas S. Clement	☐	☐	☐	06 -	David M. Ratcliffe	☐	☐	☐	09 -	Bruce L. Tanner	☐	☐	☐

03 -	Paul D. Donahue	☐	☐	☐	07 -	William H. Rogers, Jr.	☐	☐	☐	10 -	Steven C. Voorhees	☐	☐	☐
04 -	Paul R. Garcia	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	To approve, on an advisory basis, the Company’s executive compensation.	☐	☐	☐	3.	To ratify the appointment of Ernst & Young LLP as our independent auditor for 2019.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be count. Please date and sign below.

Please sign exactly as name(s) appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼  IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Notice of 2019 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting – April 23, 2019

The undersigned, having received the Notice of Annual Meeting of Shareholders and Proxy Statement dated on or about March 8, 2019 and a copy of the SunTrust Banks, Inc. 2018 Annual Report, hereby appoints Ellen M. Fitzsimmons and L. Allison Dukes, and each of them acting individually, proxies, with full power of substitution, to vote for the undersigned all shares of the Common Stock of SunTrust Banks, Inc. (the “Company”) that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on Tuesday, April 23, 2019, at 9:30 a.m. local time, in Suite 105 on the Atrium level of SunTrust Plaza Garden Offices, 303 Peachtree Center Avenue, Atlanta, Georgia, 30308, and at any adjournments thereof, upon the matters described on the reverse hereof and in the accompanying Proxy Statement dated on or about March 8, 2019, and upon any other business that may properly come before such Annual Meeting or any adjournments thereof, unless otherwise specified herein.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS INDICATED, THEN PROXIES WILL HAVE AUTHORITY TO VOTE “FOR” EACH OF THE NOMINEES LISTED IN PROPOSAL 1, AND “FOR” PROPOSALS 2 AND 3. The proxies cannot vote your shares unless you sign and return this card.

NOTICE TO PARTICIPANTS IN THE SUNTRUST BANKS, INC. 401(K) PLAN:

This card also constitutes voting instructions for participants in the SunTrust Banks, Inc. 401(k) Plan (the “Plan”). A participant who signs on the reverse side hereby instructs the trustee of the Plan to vote all of the shares of common stock of the Company allocated to the participant’s account in accordance with the instructions on the reverse side. If no instructions have been received from a Plan participant, then the trustee will not vote the shares allocated in the account. Your voting instructions must be received by 1:00 a.m., Eastern Time, on Friday, April 19, 2019 to allow sufficient time for processing.

(Items to be voted appear on reverse side)

Online

Go to www.investorvote.com/STI or scan the QR code – login details are located in the shaded bar below.

Votes submitted electronically must be received by 1:00 a.m., Eastern time, April 23, 2019 (and 1:00 a.m., Eastern time, April 19, 2019 for SunTrust Banks, Inc. 401(k) Plan participants).

Important Notice Regarding the Availability of Proxy Materials for the

SunTrust Banks, Inc. Annual Shareholders Meeting to be Held on April 23, 2019.

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to shareholders are available at:

Easy Online Access – View your proxy materials and vote.
Step 1:	Go to www.investorvote.com/STI.
Step 2:	Click on the icon on the right to view meeting materials.
Step 3:	Return to the investorvote.com window and follow the instructions on the screen to log in.
Step 4:	Make your selections as instructed on each screen for your delivery preferences.
Step 5:	Vote your shares.

    When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a copy of the proxy materials, you must request one. There is no charge to you for requesting a copy. Please make your request as instructed on the reverse side on or before April 13, 2019 to facilitate timely delivery.

2 N O T

02ZG8C

Shareholder Meeting Notice

The Annual Meeting of Shareholders of SunTrust Banks, Inc. will be held in Suite 105 on the Atrium level of SunTrust Plaza Garden Offices, 303 Peachtree Center Avenue, Atlanta, Georgia, 30308, on Tuesday, April 23, 2019, at 9:30 a.m. local time, for the following purposes:

Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations.

The Board of Directors recommends a vote FOR all director nominees, and FOR Proposals 2 and 3:

1.	To elect 10 directors nominated by the Board of Directors to serve until the next annual meeting of shareholders and until their respective successors have been elected.

2.	To approve, on an advisory basis, the Company’s executive compensation.

3.	To ratify the appointment of Ernst & Young LLP as our independent auditor for 2019.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must go online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

Here’s how to order a copy of the proxy materials and select delivery preferences:
Current and future delivery requests can be submitted using the options below.
If you request an email copy, you will receive an email with a link to the current meeting materials.
PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a copy of the proxy materials.

–	Internet – Go to www.investorvote.com/STI.

–	Phone – Call us free of charge at 1-866-641-4276.

–	Email – Send an email to investorvote@computershare.com with “Proxy Materials SunTrust Banks, Inc.” in the subject line. Include your full name and address, plus the number located in the shaded bar on the reverse side, and state that you want a paper copy of the meeting materials.

To facilitate timely delivery, requests for a paper copy of proxy materials must be received by April 13, 2019.